UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Graco Inc.

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GRACO INC.
88 Eleventh Avenue N.E.
Minneapolis, MN 55413
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
Please join us on Friday, April 23, 2010, at 1:00 p.m. Central Time for Graco Inc.’s Annual Meeting of Shareholders at the George Aristides Riverside Center, which is located at 1150 Sibley Street N.E., Minneapolis, Minnesota.
At this meeting, shareholders will consider the following matters:
1.	Election of two directors to serve for three-year terms.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010.

3.	Approval of the Graco Inc. 2010 Stock Incentive Plan.

4.	Vote on a shareholder proposal, if properly presented at the meeting.

5.	Transaction of such other business as may properly come before the meeting.
Shareholders of record at the close of business on February 22, 2010 are entitled to vote at this meeting or any adjournment.
We encourage you to join us and vote at the meeting. If you are unable to do so, you have the option to vote by Internet, or by requesting a paper copy and voting by telephone or returning your proxy card by mail, as described in further detail later in this Proxy Statement.
If you do not vote by Internet, telephone, returning a proxy card or voting your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, please vote your shares in one of the methods identified above. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,

/s/PATRICK J. MCHALE	/s/KAREN PARK GALLIVAN
Patrick J. McHale	Karen Park Gallivan
President and Chief	Secretary
Executive Officer

March 11, 2010
Minneapolis, Minnesota

TABLE OF CONTENTS

Proposal 1: Election Of Directors	6
Nominees And Other Directors	6
Director Independence	8
Board Leadership Structure	8
Board Oversight Of Risk	8
Meetings Of The Board Of Directors	8
Committees Of The Board Of Directors	9
Compensation Committee Interlocks And Insider Participation	10
Director Qualifications And Selection Process	10
Director Compensation	12
Director Compensation Table for Fiscal Year Ended December 25, 2009	13
Communications With The Board	14
Corporate Goernance Documents	14
Audit Committee Report	15
Report of the Audit Committee	15
Independent Registered Public Accounting Firm Fees and Services	15
Pre-Approval Policies	15
Proposal 2: Ratification Of The Appointment Of Independent
Registered Public Accounting Firm	16
Executive Compensation	16
Compensation Discussion and Analysis	16
Report of the Management Organization and Compensation Committee	27
Summary Compensation Table	27
Grants of Plan-Based Awards in 2009	29
Outstanding Equity Awards at Fiscal Year Ended December 25, 2009	29
Option Exercises and Stock Vested in 2009	30
Change of Control and Post-Termination Payments	31
Potential Payments Upon Termination or Following a Change of Control at December 25, 2009	32
Retirement Benefits	34
Pension Benefits at Fiscal Year Ended December 25, 2009	36
Nonqualified Deferred Compensation	36
CEO Succession Planning	37
Equity Compensation Plan Information	38
Beneficial Ownership Of Shares	38
Director and Executive Officer Beneficial Ownership	38
Principal Shareholder Beneficial Ownership	39
Section 16(a) Beneficial Ownership Reporting Compliance	39
Related Person Transaction Approval Policy	40
Proposal 3: Approval Of The Graco Inc. 2010 Stock Incentive Plan	40
Proposal 4: Vote On Shareholder Proposal To Adopt Majority
Voting For Election Of Directors	46
Shareholder Proposals For The Annual Meeting In The Year 2011	48
Other Matters	48
Appendix A	A-1

GENERAL REQUESTS FOR 2009 GRACO INC. ANNUAL REPORT ON FORM 10-K
The 2009 Graco Inc. Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, is available to the public at www.graco.com. A copy may also be obtained free of charge by calling (612) 623-6609 or writing:
Investor Relations
Graco Inc.
P.O. Box 1441
Minneapolis, Minnesota
55440-1441

GRACO INC.
88 Eleventh Avenue N.E.
Minneapolis, MN 55413
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 23, 2010
Your proxy is solicited by the Board of Directors of Graco Inc. in connection with our Annual Meeting of Shareholders to be held on April 23, 2010 and any adjournments of that meeting (the “Meeting”).
We have provided you with access to our proxy materials on the Internet. We are providing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record and our beneficial owners. All shareholders will have the ability to access the proxy materials free of charge on the website identified in the Notice or request email or paper copies of the proxy materials. The Notice contains instructions on how to access the proxy materials through the Internet or request electronic or paper copies. If your shares are held by a broker, bank, broker-dealer or similar organization, you are the beneficial owner of shares held in “street name” and the notice will be forwarded to you by that organization. As the beneficial owner, you have the right to direct the organization holding your shares how to vote the shares.
The costs of the solicitation, including the cost of preparing and mailing the Notice, Notice of Annual Meeting of Shareholders, and this Proxy Statement, will be paid by us. Solicitation will be primarily through Internet availability of this Proxy Statement to all shareholders entitled to vote at the Meeting. We have retained Morrow & Co., LLC, to act as a proxy solicitor for a fee estimated to be $6,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by our officers personally, but at no compensation in addition to their regular compensation as officers. We may reimburse brokers, banks and others holding shares in their names for third parties, for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Notice will be mailed to shareholders on or about March 11, 2010, and the proxy materials will be available at that time on www.proxyvote.com.
Proxies may be revoked at any time prior to being voted by giving written notice of revocation to our Secretary. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.
Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, and as unvoted (although present and entitled to vote) for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters. The election of directors and approval of the Graco Inc. 2010 Stock Incentive Plan will be considered proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on these matters, your broker or other nominee may not be able to vote your shares in these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted on these matters. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
Except for the election of directors, which are elected by a plurality of the votes cast, each matter requires the approval of the greater of a majority of the shares present at the Meeting and entitled to vote or a majority of the voting power of the minimum number of shares necessary to constitute a quorum. In addition, for proposal 3, the total votes cast must represent over 50 percent of the shares entitled to vote.
Only shareholders of record as of the close of business on February 22, 2010 may vote at the Meeting or at any adjournment. As of that date, there were issued and outstanding 60,124,523 common shares of our Company, the only class of securities entitled to vote at the Meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

VOTING METHODS
Registered shareholders may vote by using any one of the following methods:
1.	Vote by Internet.

You may visit www. proxyvote.com to vote your shares on the Internet. Have your Notice or proxy card (if you have requested one) in front of you when you access the website, as it includes information, including a unique shareholder control number, that is required to access the system.

2.	Vote by Telephone.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may call the toll-free phone number, 1-800-690-6903, listed on your proxy card to vote your shares. Have your proxy card or Notice in front of you when calling, as they include information, including a unique shareholder control number, that is required to access the system.

3.	Vote by Mail.

You may request a paper proxy card by following the instructions on your Notice for requesting a copy of materials. After you receive your paper proxy card, you may mark, date, and sign the proxy card, and return it as soon as possible in the envelope provided.

4.	Vote in Person at the Annual Meeting.

You may vote in person at the Annual Meeting to be held at the George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota, on Friday, April 23, 2010, at 1:00 p.m. Central Time.
If you own your shares through a broker, bank, broker-dealer or similar organization, you may vote by the methods made available to you through your broker. Follow the instructions describing the available processes for voting your stock that are provided to you by your broker.

PROPOSAL 1
ELECTION OF DIRECTORS
NOMINEES AND OTHER DIRECTORS
The number of directors of our Company is set at eight; there are currently eight directors. The directors are divided into three classes, each class being as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen are subject to election by the shareholders at the next annual meeting of shareholders. Directors elected at an annual meeting of shareholders to succeed directors whose terms expire are elected for three-year terms. Our Board policy states a director shall retire from the Board effective as of the date of the annual shareholder meeting next following his or her 72nd birthday, unless our Board waives this requirement. At the Meeting, two persons will be nominated for election to our Board of Directors.
Upon recommendation of the Governance Committee, which acts as the nominating committee of the Board, the Board has nominated J. Kevin Gilligan and William G. Van Dyke for three-year terms expiring in the year 2013. Messrs. Gilligan and Van Dyke, whose current terms expire at the Meeting, have previously been elected by the shareholders as directors of our Company.
Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director nominee must receive the vote of a plurality of the voting power of shares present at the Meeting in order to be elected. Unless the Board reduces the number of directors, your proxy will be voted to elect the replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.
The following information is given as of February 22, 2010, with respect to the two nominees for election and the other six directors whose terms of office will continue after the Meeting. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.
Nominees for election at this Meeting to terms expiring in 2013:
J. Kevin Gilligan
Mr. Gilligan, 55, is Chief Executive Officer of Capella Education Company, an on-line education provider, a position he has held since March 5, 2009. Mr. Gilligan was the President and Chief Executive Officer of United Subcontractors, Inc., a national construction services company, from October 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. Mr. Gilligan was President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified technology and manufacturing company, from 2001 until January 2004. Mr. Gilligan has been a director of Graco since February 2001 and is also a director of Capella Education Company. From 2004 until 2009, Mr. Gilligan served as a director of ADC Telecommunications, Inc.
William G. Van Dyke
Mr. Van Dyke, 64, was Chairman of the Board of Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products, from August 2004 until his retirement in August 2005. He was Chief Executive Officer and President of Donaldson Company, Inc. from 1996 to August 2004. Mr. Van Dyke has been a director of Graco since May 1995 and is also a director of Polaris Industries, Inc. and Alliant Techsystems Inc. From 2005 until 2006, he served as a director of Black Hills Corporation.
Directors whose terms continue until 2011:
Patrick J. McHale
Mr. McHale, 48, is President and Chief Executive Officer of Graco Inc., a position he has held since June 2007. He served as Vice President and General Manager, Lubrication Equipment Division of Graco from June 2003 until June 2007. He was Vice President of Manufacturing and Distribution Operations from April 2001 until June 2003. He served as Vice President, Contractor Equipment Division from February 2000 to March 2001. Prior to becoming Vice President, Lubrication Equipment Division in September 1999, he held various manufacturing management positions in Minneapolis, Minnesota; Plymouth, Michigan; and Sioux Falls, South Dakota. Mr. McHale joined the Company in December 1989.

Lee R. Mitau
Mr. Mitau, 61, is the Executive Vice President and General Counsel of U.S. Bancorp, a regional bank holding company. He assumed this position in 1995. Mr. Mitau has been a director of Graco since May 1990. He served as Chairman of the Board of the Company from May 2002 until April 2006 and has been serving as the Chairman of the Board of the Company since June 2007. He also serves as Chairman of the Board of H.B. Fuller Company.
Marti Morfitt
Ms. Morfitt, 52, is Chief Executive Officer of Airborne, Inc., a manufacturer of dietary supplements. She assumed this position in October 2009. Ms. Morfitt is also President and Chief Executive Officer of River Rock Partners, Inc., a business and cultural transformation consulting firm. She assumed this position in 2008. Ms. Morfitt formerly served as President and Chief Executive Officer of CNS, Inc., a manufacturer and marketer of consumer products. She held this position from 2001 through March 2007. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Ms. Morfitt has been a director of Graco since October 1995 and is also a director of Solta Medical, Inc. f/k/a Thermage, Inc., Life Time Fitness, Inc. and lululemon athletica inc. From 1998 until 2007, she served as director of CNS, Inc. and from 2005 until 2006, she served as a director of Intrawest Corporation.
Directors whose terms continue until 2012:
William J. Carroll
Mr. Carroll, 65, was appointed Chief Executive Officer of Limo-Reid Technologies, Inc. d/b/a NRG Dynamixs, a power train designer and manufacturer, effective March 1, 2009. From May 2006 until March 2009, he was a principal of Highland Jebco LLC, which provides advisory and consulting services to the automotive parts industry. He was the Director of Economic and Community Development for the city of Toledo, Ohio from September 2004 until January 2006. From September 2003 to March 2004, Mr. Carroll was the President and Chief Operating Officer of Dana Corporation. Dana Corporation engineers, manufactures and distributes components and systems for vehicular and industrial manufacturers worldwide. From 1997 to March 2004, Mr. Carroll was the President — Automotive Systems Group of Dana Corporation. Mr. Carroll has been a director of Graco since June 1999.
Jack W. Eugster
Mr. Eugster, 64, was the Chairman, President and Chief Executive Officer of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in January 2001. Mr. Eugster has been a director of Graco since February 2004, and is also a director of Donaldson Company, Inc., Black Hills Corporation and Life Time Fitness, Inc. From 2000 until 2007, Mr. Eugster served as a director of Golf Galaxy, Inc., and from 1991 until late 2005, he served as a director of ShopKo Stores, Inc.
R. William Van Sant
Mr. Van Sant, 71, is an operating partner of Stone Arch Capital, LLC, a private equity firm. He assumed this position in January 2008. From August 2006 through December 2007, he was the President and Chief Executive Officer of Paladin Brands Holding, Inc., a Dover Corporation company, which manufactures attachments for construction equipment. From 2003 until August 2006, Mr. Van Sant was Chairman of Paladin Brands, LLC, and from 2003 until November 2005, Mr. Van Sant was Chairman and Chief Executive Officer of Paladin. He was an Operating Partner with Norwest Equity Partners, a private equity firm, from 2001 through 2006. Mr. Van Sant has been a director of Graco since February 2004 and is also a director of H.B. Fuller Company.
The Board of Directors, upon recommendation of the Governance Committee, recommends that shareholders vote FOR all nominees for election at the Meeting to terms expiring in 2013.

DIRECTOR INDEPENDENCE
Our Board of Directors has determined that Mr. Carroll, Mr. Eugster, Mr. Gilligan, Mr. Mitau, Ms. Morfitt, Mr. Van Dyke and Mr. Van Sant are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. McHale, the Company’s President and Chief Executive Officer. In making its determination regarding the independence of the directors, our Board noted that each independent director meets the standards for independence set out in Section 303A.02 of the New York Stock Exchange corporate governance rules, and that there is no material business relationship between our Company and any independent director, including any business entity with which any independent director is affiliated.
In making its determination, our Board reviewed information provided by each of the independent directors and information gathered by our management, and determined that none of the independent directors, other than Mr. Mitau, have any relationship with the Company other than as a director and/or shareholder. Some of our nonemployee directors are or were during the previous three fiscal years a non-management director of another company that did business with us during these years, and/or a non-executive director of one or more charitable organizations to which our Company’s charitable foundation made a contribution during those years. The Board specifically considered that Mr. Mitau serves as Executive Vice President and General Counsel of U.S. Bancorp, to which our Company paid approximately $300,000 in 2009 for banking services, including cash management, credit card processing, directed trustee and letter of credit fees. Our Company also paid U.S. Bancorp approximately $600,000 for interest expense related to our revolver and credit lines in 2009. Our banking and borrowing relationship with U.S. Bancorp predates Mr. Mitau’s service on our Board and Mr. Mitau has never been personally involved in the negotiation of our business terms or relationships with U.S. Bancorp. The total amount our Company paid to U.S. Bancorp in 2009, approximately $900,000, falls significantly below 2 percent of U.S. Bancorp’s 2009 gross revenues, or $334 million, the threshold for determining independence under the New York Stock Exchange’s independence standards. The Board determined that neither the nature of the relationship between U.S. Bancorp and our Company nor the amount of payments was material to either of the entities. Moreover, our Board concluded that Mr. Mitau does not have a material interest in the foregoing transactions because he was not directly involved in the transactions nor does he derive any special benefit related to the transactions, and the transactions with U.S. Bancorp were the result of a competitive bidding process and arm’s-length negotiations.
BOARD LEADERSHIP STRUCTURE
Our Corporate Governance Guidelines provide for the position of Chairman of the Board of Directors, who may or may not be the same person who serves as our President and Chief Executive Officer (“CEO”). Mr. Mitau has served as our independent Chairman of the Board from May 2002 until April 2006 and again since June 2007. Our Board currently believes that separating the roles of Chairman of the Board and CEO is appropriate for our Company because our current CEO had limited public company chief executive officer experience at the time of his election, and Mr. Mitau, who previously served as our independent Chairman of the Board, had significant public company experience. Our Corporate Governance Guidelines set forth several responsibilities of the Chairman of the Board, including setting agendas for board meetings and presiding at executive sessions of non-employee directors.
BOARD OVERSIGHT OF RISK
Our Board of Directors takes an active role in oversight of our Company’s risk by assessing risks inherent in the Company’s decisions and key strategies. The Audit Committee specifically discusses policies with respect to risk assessment and risk management as part of its responsibility to oversee the Company’s compliance with legal and regulatory requirements.
The Company engages in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by each division, region and functional group during the year. Executive management periodically reviews the divisional, regional and functional risk assessments. These assessments are presented to the Audit Committee each September to ensure completeness, appropriate oversight and review, and for approval.
MEETINGS OF THE BOARD OF DIRECTORS
During 2009, our Board of Directors met five times. Attendance of our directors at all Board and Committee meetings averaged 93.7 percent. During 2009, every director attended at least 75 percent of the aggregate number of meetings of the Board and all committees of the Board on which he or she served, except Mr. Mark H. Rauenhorst, who resigned from our Board effective December 4, 2009. Our Corporate Governance Guidelines require that each director make all reasonable efforts to attend the

Company’s Annual Meeting of Shareholders. In 2009, all of the directors attended the Annual Meeting of Shareholders. Each regularly scheduled meeting of the Board includes an executive session of only non-employee directors. Mr. Mitau, Chairman of the Board, presides at the executive sessions.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of February 22, 2010, the record date, was as follows:

Management Organization
Audit	Governance	and Compensation
R. William Van Sant, Chair	Lee R. Mitau, Chair	Jack W. Eugster, Chair
William J. Carroll	William J. Carroll	J. Kevin Gilligan
Jack W. Eugster	Marti Morfitt	Lee R. Mitau
J. Kevin Gilligan	William G. Van Dyke	Marti Morfitt
William G. Van Dyke	R. William Van Sant
Audit Committee (8 meetings in fiscal 2009)
The Audit Committee is composed entirely of directors who meet the independence requirements of Rule 10A-3(b) under the Securities Exchange Act of 1934. All of the Audit Committee members are, in the judgment of the Board, financially literate. Our Board has determined that Mr. Carroll, Mr. Van Dyke and Mr. Van Sant are audit committee financial experts.
The Audit Committee assists the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and independence of the independent auditor, and the performance of the internal audit function and independent auditors.
The responsibilities of the Audit Committee are set forth in a written charter. The Audit Committee has reviewed and reassessed the adequacy of its charter and concluded that the charter satisfactorily states the responsibilities of the Audit Committee. The Audit Committee Charter was most recently approved by the Board on February 13, 2009.
Governance Committee (4 meetings in fiscal 2009)
The Governance Committee has the following functions:
•	Sets criteria for the selection of prospective Board members, identifies and recruits suitable candidates, and presents director nominees to the Board;

•	Periodically evaluates our Company’s shareholder value protections, board structure, and business continuity provisions, and recommends any changes to the Board; and

•	Recommends to the Board requirements for Board membership, including minimum qualifications and retirement policies; the appropriate number of directors; the compensation, benefits and retirement programs for directors; the committee structure, charters, chairs and membership; the number and schedule of Board meetings; a set of Corporate Governance Guidelines; and the appropriate person(s) to hold the positions of Chair of the Board and Chief Executive Officer.
The responsibilities of the Governance Committee are fully set forth in its written charter, which was most recently approved by the Board on February 17, 2006.
Management Organization and Compensation Committee (3 meetings in fiscal 2009)
The Management Organization and Compensation Committee has the following functions:
•	Develops our Company’s philosophy and structure for executive compensation;

•	Determines the compensation of the Chief Executive Officer and approves the compensation of the executive officers;

•	Reviews and discusses with management, and recommends to the Board the inclusion of, the Compensation Discussion and Analysis in our Company’s annual proxy statement;

•	Reviews the performance of the Chief Executive Officer based on individual goals and objectives, and communicates to the CEO its assessment of the CEO’s performance on an annual basis;

•	Administers our Company’s stock option and other stock-based compensation plans; and

•	Reviews and makes recommendations on executive management organization and succession plans.
The responsibilities of the Management Organization and Compensation Committee are fully set forth in its written charter, which was most recently approved by the Board on February 16, 2007.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Board who served on the Management Organization and Compensation Committee during 2009 has ever been an officer or employee of our Company or any of its subsidiaries.
DIRECTOR QUALIFICATIONS AND SELECTION PROCESS
Qualification Standards
Graco will only consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of our Company by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other major organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director of Graco, the Governance Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission.
Once elected, all directors are subject to the standards set forth in our Corporate Governance Guidelines which include, among others, the requirement to resign from the Board effective as of the date of the annual shareholder meeting next following the director’s 72nd birthday, unless the Board waives such requirement, and the requirement to tender the director’s resignation if his or her employment status significantly changes.
The Governance Committee is responsible for the identification and recruitment of suitable prospective director candidates and has the sole authority to hire an outside search firm to identify director candidates. The Governance Committee may retain an outside search firm as a resource for future candidate sourcing and succession planning as the Governance Committee deems appropriate.
Qualifications of Current Directors
All of our directors meet the qualification standards and expectations described above. In addition to possessing a high level of ethics, integrity and values, excellent judgment and a commitment to representing the long-term interests of our shareholders, each of our directors brings a particular set of skills and experience that enable them to make a significant contribution to the governance of our Company. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as members of the Board.
•	Mr. Carroll, a member of our Governance and Audit Committees, brings a seasoned perspective and comprehensive breadth of automotive industry expertise to our Board. As the former President and Chief Operating Officer of Dana Corporation, he gained considerable skill in financial, accounting and manufacturing oversight. Our Board recognizes this skill through its designation of Mr. Carroll as one of our Audit Committee financial experts. He remains active in the automotive parts industry, a key market served by Graco, through his current role as President and CEO of Limo-Reid Technologies, Inc. d/b/a NRG Dynamixs.

•	Mr. Eugster, our Chair of the Management Organization and Compensation Committee and member of the Audit Committee, has more than forty years of public company experience, including as Chairman, President and CEO of Musicland Stores Inc. He has served on numerous public company boards including Donaldson Company, Inc., Black Hills Corporation, Life Time Fitness, Inc., Golf Galaxy, Inc. and ShopKo Stores, Inc. He has extensive knowledge of and expertise in finance and marketing, and is able to devote considerable attention to Company matters.

•	Mr. Gilligan, a member of our Audit and Management Organization and Compensation Committees, has over twenty-five years of global operational experience including as President and CEO, Automation and Control Solutions, for Honeywell International. He also has comprehensive knowledge of the construction industry, one of the key industries that Graco serves. Mr. Gilligan’s additional public company experience as the CEO of Capella Education Company and the former lead director of ADC Telecommunications, Inc. provides additional depth to our Board’s leadership capabilities.

•	Mr. McHale, our President and Chief Executive Officer, has twenty years of progressive experience in various manufacturing, sales and marketing roles while at Graco. Mr. McHale has led each of our Contractor and Lubrication Equipment divisions, and has extensive manufacturing experience acquired in his role as Vice President of Manufacturing. He also has in-depth experience with financial and managerial accounting practices at Graco.

•	Mr. Mitau, our Chairman of the Board and Chair of the Governance Committee, the current Executive Vice President and General Counsel of U.S. Bancorp and former chair of the corporate department of a global law firm, has extensive public company legal and governance expertise. This governance expertise has also been developed as a director of H.B. Fuller Company, where he has served as Chairman of the Board since 2006. In addition, he is an expert in corporate finance and mergers and acquisitions. With nearly twenty years on our Board, Mr. Mitau has developed an in-depth knowledge of our business. His long history with our Company, combined with his leadership and corporate governance skills, makes him particularly well qualified to be our Chairman.

•	Ms. Morfitt, a member of our Governance and Management Organization and Compensation Committees, brings a wealth of global marketing and leadership skills to our board. Her CEO experiences at Airborne, Inc., River Rock Partners, Inc., and CNS, Inc., and as Vice President at Pillsbury Company, allow her to provide our Company with significant strategic and product marketing guidance. With fourteen years on our Board, Ms. Morfitt’s considerable knowledge of our business makes her well suited to provide advice with respect to our strategic plans and marketing programs.

•	Mr. Van Dyke, a member of our Audit and Governance Committees, brings to our Board visionary, disciplined leadership developed over his distinguished career as Chairman and CEO of Donaldson Company, Inc., a global manufacturing company like Graco. In addition, the Board also values his experience as a director of two other public manufacturing companies, Polaris Industries, Inc. and Alliant Techsystems Inc. He was selected by our Board not only for his financial, accounting and operational expertise, but also because of his knowledge of industrial product markets and manufacturing processes. Mr. Van Dyke has nearly fifteen years of experience serving Graco on its board, and has been designated by our Board as an Audit Committee financial expert.

•	Mr. Van Sant, our Audit Committee Chair and member of the Governance Committee, is an expert in management, finance and manufacturing operations, experience he has acquired over many years as the Chairman, director and/or CEO of various manufacturing companies including H.B. Fuller Company, Paladin (a Dover Corporation company), Nortrax Inc., Lukens, Inc., Blount Inc., and Cessna Aircraft Company. He also held progressively larger roles over a nearly thirty-year career at John Deere Company, and has more recently served as an operating partner with two private equity firms, Stone Arch Capital, LLC, where he currently works, and Norwest Equity Partners. Mr. Van Sant’s strong leadership experience and seasoned business valuation skills make him a key contributor to our Board on strategy and growth topics. He has been designated by our Board as an Audit Committee financial expert.
Board Diversity
In considering whether to recommend an individual for election to our Board, the Governance Committee considers diversity of experience, geographical representation, gender and race, in addition to the other qualifications described in the “Qualification Standards” section of this Proxy Statement. The Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive Board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.
Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above.
Nominee Selection Process
The selection process for director candidates reflects guidelines established from time to time by the Governance Committee. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit such recommendation in writing and addressed to the Governance Committee in care of the Secretary of the Company at our Company’s corporate headquarters. Our by-laws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of our Annual Meeting of Shareholders. The nominations must set forth (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in our Company’s stock register; (iii) the number of shares of capital stock of our Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of our Company, if elected. Shareholder nominees will be evaluated in the same manner as nominees from other sources.
DIRECTOR COMPENSATION
During 2009, the annual retainer for each non-employee director of our Company, except the non-employee Chairman, was $32,000. The non-employee Chairman was paid at the rate of $75,000 per annum. We also pay annual retainers of $5,000 for the chair of the Governance Committee and $7,500 for each of the chairs of the Audit Committee and Management Organization and Compensation Committee. The non-employee directors received a meeting fee of $1,500 for each Board meeting attended. The meeting fee for each of our three Committees is $1,200 per meeting. Attendance by telephone at any Board or Committee meeting is one-half of the fee for in-person attendance. All retainer and meeting fees are paid in arrears. At both its February 2009 and 2010 meetings, our Board, upon recommendation of the Governance Committee, determined that no changes would be made to director compensation in 2009 or in 2010.
A non-employee director may elect to receive shares of our common stock instead of cash for all or part of the director’s annual retainer (including committee chair retainer) and meeting fees. A director may choose to receive the shares currently or defer receipt until the director leaves the Board, at which time the director may receive the shares in a lump sum or installments. Payments, whether in a lump sum or by installments, will be made in shares of common stock, plus cash in lieu of any fractional share. When our Board declares a dividend, the director’s deferred stock account is credited with additional shares of stock in an account held by a trustee in the name of the non-employee director equivalent to the number of shares that could be purchased with the dividends at the current fair market value of the shares.
Under the Stock Incentive Plan, non-employee directors receive an annual option grant. In 2009, non-employee directors received an annual option grant of 8,600 shares on the date of the Company’s annual meeting of shareholders. Upon first joining the Board, non-employee directors are also eligible to receive an initial option grant of 8,600. There were no first-time non-employee director appointments in 2009. Options granted under the Plan are non-statutory, have a 10-year duration and become exercisable in equal installments over four years, beginning with the first anniversary of the date of the grant. The option exercise price is the fair market value of the stock on the date of grant, as defined in the Plan. The Plan defines “fair market value” as the last sale price of the stock as reported by the New York Stock Exchange on the date immediately prior to the date of grant.
Our Board’s philosophy is to target retainer and meeting fee compensation at the median of the market, and target equity compensation in the form of stock options above the median of the market, in order to attract and retain capable board members and to strengthen the link between our director compensation program and the interest of our shareholders in Graco stock performance. Our Governance Committee requested the Graco compensation department to conduct a peer group comparison of director compensation and present such data at its February 2009 meeting. The peer companies selected were identical to those listed on Page 13 of the Proxy Statement for the 2009 Annual Meeting for executive compensation. In reviewing the peer group comparison, the Governance Committee concluded that its current retainer and meeting fee compensation, in the aggregate, is approximately at the median of the peer group, so no changes were proposed. Equity compensation was above the peer group median target. As a result, the Committee recommended to our Board, and the Board approved, no change to the annual option and initial option grant of 8,600 shares.
Our Governance Committee again requested the Graco compensation department to conduct a peer group comparison of director compensation and present such data at its February 2010 meeting. The peer companies used for the 2010 benchmarking study matched the new peer group identified for executives on page 18 in the Compensation Discussion & Analysis section of this Proxy. In reviewing the peer group comparison, the Governance Committee concluded that, although its current retainer and meeting fee compensation, in the aggregate, is slightly below the median of the peer group, the Governance Committee and, upon recommendation of the Governance Committee, our Board determined that no changes would be made to our directors’ compensation at this time.
Share ownership guidelines for our directors were adopted effective February 15, 2008. The guidelines require each of our non-employee directors to own a minimum of approximately five times the total value of their annual retainer and meeting fees in Company stock. Beneficially owned and phantom stock shares are used to calculate each director’s ownership level; stock options are not. All of our directors exceed this ownership requirement. Future directors will have five years from their initial date of appointment to reach the minimum ownership level.
In February 2001, our Board terminated the retirement benefit for non-employee directors, which provided that, upon cessation of service, non-employee directors who have served for five full years will receive payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. At the September 19, 2008, Board meeting, our directors clarified that the annual retainer calculation shall be set at the rate then in effect for the non-Chairman annual retainer and shall not include committee chair retainer fees. Such retirement payments will be prorated and made quarterly. Payments will be made in accordance with this retirement benefit to Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.
Director Compensation Table for Fiscal Year Ended December 25, 2009
The following table summarizes the total compensation paid to or earned by the members of our Board of Directors during the fiscal year ended December 25, 2009.

				Change in Pension Value
	Fees Earned or		Option	and Nonqualified Deferred
	Paid in Cash(1)	Stock Awards(2)	Awards(3)	Compensation Earnings(4,5)	Total
Name	($)	($)	($)	($)	($)

William J. Carroll	51,500	—	38,699	—	90,199
Jack W. Eugster	19,750	37,450	38,699	—	95,899

J. Kevin Gilligan	—	47,900	38,699	—	86,599
Lee R. Mitau	—	95,900	38,699	0	134,599

Martha A. Morfitt	—	46,700	38,699	0	85,399
Mark H. Rauenhorst (6)	9,854	33,246	38,699	—	81,799

William G. Van Dyke	51,500	—	38,699	0	90,199
Robert W. Van Sant	—	59,000	38,699	—	97,699

(1)	Mr. Carroll and Mr. Van Dyke elected to receive all retainer and meeting fees in cash. Mr. Rauenhorst elected to receive all of his retainer and meeting fees in shares of stock plus cash in lieu of any fractional share. Mr. Eugster elected to receive 50% of his retainer in cash and 50% in deferred stock. All other non-employee directors elected to receive retainer and meeting fees in deferred stock.

(2)	During all or a portion of their service on the Board, Messrs. Carroll, Eugster, Gilligan, Mitau, Rauenhorst, Van Dyke, Van Sant and Ms. Morfitt have elected to defer the receipt of stock. The amounts in the Stock Awards column reflect the sum of the grant date fair values of the stock for each of the four calendar quarters. Grant date fair value is based on the closing price of the stock on the last trading day of the calendar quarter. The Deferred Stock Account balances as of 2009 year end are as follows: Mr. Carroll —12,671 shares; Mr. Eugster —7,468 shares; Mr. Gilligan —14,495 shares; Mr. Mitau —35,392 shares; Ms. Morfitt — 20,637 shares; Mr. Rauenhorst — 8,598 shares; Mr. Van Dyke — 22,446 shares; and Mr. Van Sant — 9,849 shares.

(3)	Each non-employee director received an annual option grant of 8,600 shares on April 24, 2009, the date of the annual meeting of shareholders. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in 2009, using a per share value of $4.50, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, and Note H to the Consolidated Financial Statements in the Company’s 2009 Annual

Report on Form 10-K. Aggregate number of outstanding option grants at year-end are as follows: Mr. Carroll — 17,750 unvested shares, 22,625 exercisable shares; Mr. Eugster —17,750 unvested shares, 17,750 exercisable shares; Mr. Gilligan — 17,750 unvested shares, 35,000 exercisable shares; Mr. Mitau — 17,750 unvested shares, 35,843 exercisable shares; Ms. Morfitt — 17,750 unvested shares, 35,843 exercisable shares; Mr. Rauenhorst —56,125 exercisable shares; Mr. Van Dyke — 17,750 unvested shares, 35,843 exercisable shares; and Mr. Van Sant — 17,750 unvested shares, 17,750 exercisable shares.

(4)	Prior to February 2001, non-employee directors who served five full years on the Board were eligible for a retirement benefit when they left the Board. In February 2001, the Board terminated this retirement benefit for those non-employee directors who had not met the five-year service level. Mr. Mitau, Ms. Morfitt and Mr. Van Dyke, who satisfied the service requirement in 2001, will receive this retirement benefit when they leave the Board.

(5)	The assumptions that were made in calculating the aggregate change in the actuarial present value of the accumulated benefit are as follows:
•	Discount rate: 6.00% as of December 31, 2009

•	Retirement age: The Plan does not have a specified normal retirement age. Therefore the values reflect the increase in present value of the accrued benefit as of December 31, 2009.

•	Form of payment: Five-year certain (payable quarterly)
There was no change in pension values because directors did not receive an increase in retainer fees in 2009 and the discount rate did not change from 2008 to 2009.
(6)	Mr. Rauenhorst resigned from the Board effective December 4, 2009. Upon Mr. Rauenhorst’s resignation, all of his stock options became immediately exercisable. By resolution of the Board of Directors, options granted to Mr. Rauenhorst in years 2003 through 2006 were amended to extend the period in which the options may be exercised from three years to the expiration of the term. Accordingly, all options will terminate upon expiration of the 10-year term of the option. The additional value associated with the Board’s decision to extend the exercise period of the 2003 through 2006 grants is not significant.
COMMUNICATIONS WITH THE BOARD
Our Board of Directors welcomes the submission of any comments or concerns from shareholders or other interested parties. These communications will be delivered directly to the Vice President, General Counsel and Secretary. If a communication does not relate in any way to Board matters, he or she will deal with the communication as appropriate. If the communication does relate to any matter of relevance to our Board, he or she will relay the message to the Chairman of the Governance Committee, who will determine whether to relay the communication to the entire Board or to the non-management directors. The Vice President, General Counsel and Secretary will keep a log of all communications addressed to the Board that he or she receives. If you wish to submit any comments or express any concerns to our Board, you may use one of the following methods:
•	Write to the Board at the following address: Board of Directors Graco Inc. c/o Karen Park Gallivan, Vice President, General Counsel and Secretary P.O. Box 1441 Minneapolis, Minnesota 55440-1441
•	Email the Board at boardofdirectors@graco.com
CORPORATE GOVERNANCE DOCUMENTS
The charters of the Audit, Governance, and Management Organization and Compensation Committees, as well as our Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct, are available on the Company’s website at www.graco.com and may be found by selecting the “Investor Relations” tab and then clicking on “Corporate Governance”.

AUDIT COMMITTEE REPORT
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements of our Company for the fiscal year ended December 25, 2009 (“the financial statements”) with both the Company’s management and its independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). The Audit Committee has discussed with Deloitte the matters required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. Our management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The Audit Committee has received from Deloitte the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte their independence. The Audit Committee has also received written material addressing Deloitte’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte and has concluded that such non-audit services are compatible with the independence of Deloitte.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the financial statements for the fiscal year ended December 25, 2009, be included in the Company’s 2009 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
The Members of the Audit Committee
                  Mr. R. William Van Sant, Chair
                  Mr. William J. Carroll
                  Mr. Jack W. Eugster
                  Mr. J. Kevin Gilligan
                  Mr. William G. Van Dyke
Independent Registered Public Accounting Firm Fees and Services
The following table sets forth the aggregate audit fees incurred by Graco Inc. and its subsidiaries from our Company’s independent registered public accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), and the fees paid to Deloitte for services in the other fee categories during the fiscal years ended December 25, 2009 and December 26, 2008. The Audit Committee has considered the scope and fee arrangements for all services provided by Deloitte to our Company, taking into account whether the provision of non-audit services is compatible with maintaining Deloitte’s independence. The Audit Committee pre-approved 100 percent of the services described below.

	Fiscal Year	Fiscal Year
	Ended 12/25/09	Ended 12/26/08

Audit Fees(1)	$715,000	$790,000
Audit-Related Fees	—	—
Tax Fees(2)	110,000	44,000

Total	$825,000	$834,000

(1)	Includes fees for the review of purchase accounting of $15,000 in 2008.

(2)	Includes fees for tax compliance services of $72,000 and $21,000, and tax advice of $38,000 and $23,000, in 2009 and 2008, respectively.
Pre-Approval Policies
The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) has acted as independent registered public accounting firm for our Company since 1962. The Audit Committee of the Board, which has selected Deloitte as the independent registered public accounting firm for fiscal year 2010, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte will be present at the Meeting and will have the opportunity to make a statement if so desired and be available to respond to any shareholder questions.
The Audit Committee of the Board of Directors recommends a vote FOR ratification of the appointment of Deloitte as the independent registered public accounting firm for fiscal year 2010.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Compensation Philosophy
The Management Organization and Compensation Committee (for purposes of this Executive Compensation section, the “Committee”) is responsible for establishing our executive compensation philosophy. The Committee believes that our total compensation program should:
•	Globally attract and retain highly qualified executives;
•	Motivate executives to improve financial performance and increase shareholder value;
•	Provide a compensation package that is competitive with other manufacturing companies of comparable sales volume and financial performance, and that may adjust above or below the market median as a result of our financial performance;
•	Align pay to balance the achievement of short- and long-term objectives;
•	Maintain a strong link between pay and performance;
•	Promote collaboration and teamwork; and
•	Provide a compensation package that includes both fixed and variable, cash and non-cash, and short-term and long-term components.
The Committee applies these philosophies in selecting compensation elements. Additionally, the Committee reviews competitive market and/or trend data, peer company compensation data, internal equity among executive officers, individual and company performance, cost, and named executive officer tally sheets (as described below) when determining levels of compensation.
Executive Officer Compensation Processes
The Committee uses the following resources, processes and procedures to help it effectively perform its responsibilities:
•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;
•	An independent executive compensation consultant who advises the Committee from time to time on compensation matters;
•	An annual review of all executive compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;
•	Program design and competitive market data for each compensation component primarily using a reputable third-party salary survey of similarly sized manufacturing companies and secondarily by using an industry peer group; and
•	An annual review of each named executive officer’s tally sheet before setting the annual compensation program for the next performance year.
Executive Compensation Consultant
The Committee has the authority under its charter to engage the services of outside consultants, to determine the scope of the consultants’ services, and to terminate such consultants’ engagement. Effective September 2009, the Committee engaged Towers Perrin, which is now Towers Watson, as its independent outside executive compensation consultant to advise the Committee on matters relating to the determination of annual compensation and long-term incentive programs for the Company’s executive officers for fiscal year 2010. Prior to this date, the Committee retained Hewitt Associates (“Hewitt”) as its independent outside executive compensation consultant.
In its capacity as the executive compensation consultant, Towers Perrin advised the Committee on the following matters:
•	Reviewing the composition of the industry peer group used to benchmark executive compensation;
•	Preparing a competitive compensation review of the CEO and other executive officer positions, including a peer group analysis; and
•	Providing advice and guidance with respect to trends and issues related to executive compensation.
Additionally, management engaged Hewitt and Towers Perrin to perform certain non-executive compensation services in 2009. The total fees for these services were less than $120,000.
Role of Management in Executive Compensation Decisions
Our management is involved in the following executive compensation processes:
•	The Vice President of Human Resources (“Vice President HR”) and Compensation Manager develop and oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings;
•	The CEO, Vice President HR, Vice President, General Counsel and Secretary, and Compensation Manager attend the Committee’s meetings, but leave during the executive officer performance review discussion (except for the CEO who only leaves for the discussion of his performance review) and the non-employee director executive sessions;
•	The CEO, Vice President HR, and Compensation Manager review executive officer compensation competitive analyses and annually present and make recommendations to the Committee relating to bonus and long-term incentive plan designs and changes, if warranted;
•	The CEO annually recommends to the Committee base salary adjustments and long-term incentive awards in the form of stock-based grants for all executive officers, excluding the CEO; and
•	Following the Committee’s executive sessions, the Chair of the Committee provides the Vice President HR with a summary of the executive session decisions, actions and underlying rationale for implementation, as appropriate.
Benchmarking
The Committee annually reviews general market benchmarking data, consisting of three compensation elements: base salary, short-term incentives, and long-term incentives. The Committee targets base salaries at the median of manufacturers with similar sales volumes. In 2009, the Committee assessed our executive compensation based on the Total Compensation Measurement database (the “Hewitt Survey”) provided by Hewitt. In determining 2010 executive compensation, the Committee retained Towers Perrin and used the Towers Perrin Executive Compensation DataBank (the “Towers Perrin Survey”) to review the competitiveness of each compensation element provided to the Company’s named executive officers. Both Hewitt and Towers Perrin use a statistical technique known as regression analysis to model the relationship between variables, which enables them to estimate market levels of compensation that relate closely to a company’s revenue size and to adjust compensation data based on differences in revenue size of companies in their database. The data is not regressed based on any other comparative financial performance.
Survey benchmark positions were selected by the Committee to determine salary range midpoints based on market medians. The named executive officer positions include those of CEO, CFO, two division executives and a region executive. For the corporate benchmark positions, the data gathered and provided by Hewitt in December 2008 and Towers Perrin in December 2009 reflected manufacturing companies with similar levels of revenue. Individual midpoints were created for our CEO, CFO, and Vice President and General Manager of Europe based on median market data. A single midpoint was also established among our four U.S. division executives, and our Asia Pacific region executive, who is a U.S. expatriate (the “Business Unit Benchmark”). The individual revenues of the four divisions were averaged and this average revenue was used when establishing median market data for the Business Unit Benchmark. This method was established to provide better internal equity and flexibility in position rotations. The midpoint for our Vice President and General Manager of Europe was established by the Committee reviewing market data provided by Hewitt and Towers Perrin, for determining 2009 and 2010 compensation respectively, based on Belgian companies with revenues comparable to our European operations.
In addition, the Committee periodically requests that its independent executive compensation consultant conduct a peer group comparison of named executive officer positions (the “Peer Group Survey”). This data is reviewed to ensure that our compensation practices are generally in alignment with views on competitive pay for named executive officers in our industry.
At its February 2009 meeting, the Committee agreed to retain an executive compensation consultant in 2009 to review our list of peer companies and make a recommendation as to changes, if any, for future benchmarking. The Committee engaged Towers Perrin to assist in the review of our list of peer companies. At its September 2009 meeting, the Committee approved a list of twenty companies recommended by Towers Perrin as our new peer group. This modified peer group reflected the elimination of the following ten companies because the Committee determined they no longer meet the revenue, industry, location, and/or market capitalization criteria: A.O. Smith Corporation, Arctic Cat Inc., Briggs & Stratton Corporation, Flowserve Corporation, MTS Systems Corporation, Pentair Inc., Regal-Beloit Corporation, Roper Industries Inc., Tecumseh Products Company, and Watts Water Technologies. The new peer group was selected based on similarity to us on a variety of factors, including industry, revenue, location, and market capitalization.
Graco’s 2009 Peer Group Survey companies included (*for companies added in 2009):

	Most Recent Fiscal Year End
	(on or before March 2009)

Company	Revenue ($M)	Market Cap ($M)
Actuant Corporation	$1,664	$1,764
Apogee Enterprises, Inc.*	882	448
Chart Industries, Inc. *	744	302
CIRCOR International, Inc.	794	465
Donaldson Company, Inc.	2,240	3,516
ESCO Technologies, Inc. *	624	1,254
Franklin Electric Co., Inc.	746	647
FreightCar America, Inc. *	746	217
Gardner Denver Inc.	2,018	1,207
H.B. Fuller Company*	1,392	859
IDEX Corporation	1,489	1,996
John Bean Technologies Corporation*	1,028	225
Kaydon Corporation*	522	1,177
Ladish Co., Inc. *	469	220
Middleby Corporation (The) *	652	463
Nordson Corporation	1,125	1,259
Robbins & Myers, Inc.	787	1,553
Tennant Company	701	281
Toro Company (The)	1,882	1,215
TransDigm Group Incorporated*	714	1,655

25th Percentile	710	410
50th Percentile	790	1,020
75th Percentile	1,415	1,335
Graco Inc.	817	1,412

Components of the Executive Compensation Programs
Our executive compensation program is designed to reward short-term results and motivate long-term performance through the use of the three primary total compensation components summarized in the following table.

Component	Purpose	Key Characteristics
Base Salary	Recognizes individual work experience, performance, skill, and level of responsibility	Fixed compensation Guided by market median but subject to individual performance in prior year and budget constraints Used to compute other components of compensation

Short-Term Incentives (STI)
Annual Cash Incentive	Establishes a line of sight between pay and results Motivates attainment of annual key business objectives Serves as “at risk” pay that fluctuates based on corporate and division/region performance	Variable compensation tied to actual performance Bonus thresholds, targets and maximums are set as a percent of base salary

Long-Term Incentives (LTI)
Stock-based Awards	Motivates attainment of the long-term goals and overall operational growth Aligns executives’ interests with shareholders Retains executive talent through gradual vesting schedule	Variable compensation provided to reward company’s long-term performance Four year gradual vesting from grant date Stock options expire ten years from grant date

Total Cash Compensation:	Base Pay + Short-Term Incentives
Total Direct Compensation:	Base Pay + Short-Term Incentives + Long-Term Incentives
When the Committee reviews competitive market data for each of the benchmark executive positions, the Committee evaluates total compensation and each compensation component (base pay, annual cash incentive and stock-based awards). The Committee reviews compensation tally sheets for our named executive officers showing their current and potential total compensation and benefits components. The tally sheets also display projected compensation and benefits for hypothetical change-of-control, involuntary and voluntary terminations. Specifically, the tally sheets reviewed by the Committee in September 2009 provided 2008 actual and 2009 target annual compensation, retirement balances as of December 31, 2008 projected to normal retirement age or the age at which the benefit is not subject to reduction, deferred compensation balances, and the projected value of stock awards based on assumptions regarding stock price appreciation. After analysis of market and tally sheet data and discussion among the Committee members, the Committee reviews the dollar allocation among each of the three components. Although the Committee has not established specific ratios for each of the compensation components, it strives to maintain a reasonable and competitive balance between the fixed and variable elements. The Committee believes the compensation mix and amount paid to each of our named executive officers is market based, reasonable and appropriate.
Base Salary
The Committee provides base salaries to executives to attract and retain talent, provide competitive compensation for the performance of primary job duties and recognize individual contributions to our financial performance. Base salaries may be adjusted at the discretion of the Committee. The Committee generally targets base salary levels at the median of the benchmarked positions in the salary survey provided by its independent outside executive compensation consultant. Adjusting base salaries to achieve or approach median is consistent with the Committee’s philosophy of providing competitive base salaries.
In December of each year, the CEO provides the Committee with an evaluation of each executive officer’s performance, other than his own, covering the prior twelve months and his recommendation for base salary adjustments. The base salary adjustments are based on several considerations, which include scope and complexity of the individual’s role, salary comparison to market data, market projection for executive base salary adjustments, individual performance, experience, internal pay relationships, and retention. Evaluation of the individual performance for each executive officer is based on established annual goals that vary for each role. Annual goals are not weighted and may change from year to year. Additionally, executive officers are evaluated on Graco’s core values, which include quality, continuous improvement, fact-based decision making, results orientation, and customer focus. The Committee reviews the competitive market data and base salary adjustments recommended by the CEO. All executive officer base salaries for the next calendar year are approved by the Committee at its December meeting and become effective January 1.
In addition, an executive session is held at the Committee’s December meeting to determine the base salary adjustment for the CEO. Management does not provide a CEO base salary adjustment recommendation to the Committee. During this session the Committee considers input from the Board members on the CEO’s performance over the past year. It also considers the following criteria: Company financial results and CEO’s leadership, strategic planning skills, succession planning and strategic talent management capabilities, communications and external relations abilities, and board interface. Additionally, the Committee evaluates the CEO’s performance against annual objectives established at the beginning of the year. The Committee also reviews the CEO’s base salary in comparison to the survey market data for CEOs of manufacturing companies with similar sales volume, and our Peer Group Survey, in the years when it is conducted. Following the discussion, the Committee approves the CEO’s base salary for the next calendar year, which becomes effective January 1.
The merit decisions for the CEO and the other executive officers in 2009 were based on the criteria identified above and were in line with the market projection for executive base salary adjustments published by Mercer, Hewitt, World at Work, and The Conference Board (the “Market Projection Surveys”). For 2010, there was no merit increase given to any executive officer whose base salary was competitive to the market median. The Committee believes such base salary is already at a competitive level and that a merit increase would not be appropriate due to economic conditions, and the internal workforce reductions that occurred in 2009 (the “2009 Market Conditions”).
Refer to the “Compensation of Individual Named Executive Officers” section of this discussion and analysis for detailed information on individual increases for 2009 and 2010.
Annual Cash Incentive
At the beginning of each year, the Committee establishes an annual incentive opportunity for the CEO and the other designated executive officers. An annual incentive plan (the “Executive Officer Annual Incentive Bonus Plan”) has been created for those designated by the Committee, including the CEO, to qualify the participant’s annual cash incentive as performance-based compensation to ensure deductibility under Section 162(m) of the Internal Revenue Code. A separate annual incentive plan (the “Executive Officer Bonus Plan”) applies to the other designated executive officers. In contrast to the Executive Officer Annual Incentive Bonus Plan, the Executive Officer Bonus Plan does not need to be approved by shareholders, and is used to make payments to individuals who are not subject to Section 162(m) or whose compensation is below the deductibility limit under Section 162(m). Each executive officer participates in only one of the two plans. The Executive Officer Annual Incentive Bonus Plan is only tied to corporate measures and provides a higher target bonus as a percent of base salary than the Executive Officer Bonus Plan. In addition to corporate measures, the Executive Officer Bonus Plan also includes worldwide division/region measures for division/region executive officers starting in 2010. There are no other material differences between the two bonus plans. The Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, together, are referred to as the “Annual Incentive Plans”.
The Annual Incentive Plans are designed to motivate our executives to increase sales, earnings and other financial performance by offering an incentive that rewards year-over-year growth. Potential payouts under the Annual Incentive Plans are expressed as a percentage of base salary. The Committee reviews market data for the annual incentive element before determining the relationship between performance targets and the bonus payout range. Specific financial performance thresholds must be attained in order to earn an incentive. If specified performance levels are not achieved or exceeded, there is no payout. The annual incentives, to the extent earned, are paid in cash in March following the calendar year-end and are based upon the Committee’s determination of actual performance against pre-established targets.
At its meeting in February 2009, the Committee approved participation of the CEO and other executive officers in their respective Annual Incentive Plans for 2009. Mr. McHale was the only person designated as a participant in the Executive

Officer Annual Incentive Bonus Plan. The target payout levels for 2009 were 100 percent of base salary for the CEO and 70 percent of the base salaries for the other executive officers reporting directly to the CEO and serving on the executive management team (the “Management Executives”). The maximum payout levels for 2009 were 150 percent of base salary for the CEO and 105 percent of the base salaries for the Management Executives.
The Committee established two financial measures for both of these plans, consisting of net sales and earnings per share (“EPS”) growth over the prior year. Net sales and EPS growth were selected as the metrics against which to measure the officers’ performance for the Annual Incentive Plans because the Committee desires to motivate the officers to achieve profitable business growth consistent with our long-term financial objectives. Although the Committee historically has set target performance levels based on multiples of forecasted real U.S. Gross Domestic Product (GDP) growth, due to the economic uncertainty, the Committee used its discretion when setting the 2009 performance targets.
The 2009 incentive award payouts were based upon the achievement of specified levels of net sales and EPS. Given the global economic downturn, the Committee approved lower threshold, lower target and higher maximum performance levels for both metrics. Net sales and EPS threshold performance levels were set at 73 and 40 percent of target performance, respectively. Net sales and EPS maximum performance levels were set at 110 percent of target performance. Financial performance levels for the 2009 Annual Incentive Plans were set as follows:

			2009 Target
		2009 Threshold	Growth Over	2009 Maximum
Financial Metric	Metric Weighting	Growth Over 2008	2008	Growth Over 2008
Corporate Net Sales	50%	-27%	0%	10%
Corporate Earnings Per Shares	50%	-60%	0%	10%
Net sales of $579.2 million and EPS of $0.81 in 2009 translated into a 12.7 percent of total target award paid out under the Annual Incentive Plans. The Committee has the authority to make adjustments to the Executive Officer Bonus Plan payout award based on unanticipated or special circumstances, but no such adjustment was made.
At its February 2010 meeting, the Committee approved corporate net sales, corporate EPS, worldwide division/region net sales, and division/region earnings as the 2010 performance metrics. These metrics were set with reference to 2009 actual Company performance and estimates of 2010 economic growth and market conditions. Effective in 2010, the Annual Incentive Plans for our CEO and executive officers will incorporate the following design to support a distributed authority model and better align pay with performance:

Position	Measure and Weighting
CEO, CFO, and Function Executives (HR, Legal, and Manufacturing)	50% Corporate Net Sales 50% Corporate EPS
Division and Region Executives	25% Corporate Net Sales 25% Corporate EPS 25% Worldwide Division or Region Net Sales 25% Worldwide Division or Region EPS
If the threshold is not achieved in 2010, the payout provided for under the Annual Incentive Plans will be zero. In addition, above target bonus awards for any measures will only be paid when total Company net income is greater than zero. In 2010, Mr. McHale will participate in the Executive Officer Annual Incentive Bonus Plan with a threshold payout of 0 percent, a target payout of 100 percent, and a maximum payout of 150 percent of base salary. Management Executives will participate in the Executive Officer Bonus Plan with a threshold payout of 0 percent, a target payout of 70 percent, and a maximum payout of 105 percent of base salary.
In February 2010, the Committee adopted an incentive compensation recoupment policy that applies to our executive officers. Pursuant to the policy, if, after a cash incentive award granted under our Annual Incentive Plans is paid, but prior to a change of control, the Company issues a material restatement because of material noncompliance by the Company with applicable financial reporting requirements due to an executive officer’s intentional misconduct or fraud, our executive officers may be required to pay back to the Company the amount of any such incentive payment that would not have been earned if the payment had originally been made based on the restated financial information, net of taxes. In addition, any executive officer who engaged in intentional misconduct or fraud that caused or contributed to the need for the restatement must pay back to the Company the entire amount of any incentive payments made under the Annual Incentive Plans, net of taxes. The Committee has discretion to reduce the amount required to be paid back as it deems appropriate. The recoupment policy will apply to awards granted under the Annual Incentive Plans beginning with the award for fiscal 2010.
CEO Awards
Under this program, individual discretionary awards, in an aggregate amount not to exceed $400,000, may be made each year to recognize the significant contributions of selected employees. Executive officers were eligible for this program through 2007. No special bonuses have been awarded to executive officers for performance related to fiscal years 2008 or 2009. The CEO, based on input from his management team, determines the recipients of these monetary awards.
Stock-based Awards
The Company’s executive long-term incentive program rewards executive officers through stock-based awards for performance over a period of time, typically exceeding three years. Stock-based awards are structured to align the financial interests of the executive officers with those of our shareholders. The Committee believes equity-based compensation ensures the executives have a continuing stake in driving long-term success.
In December 2007, the Committee granted a long-term incentive award to some of our named executive officers in the form of restricted stock. These shares will cliff vest in December 2010 and are not subject to accelerated vesting upon retirement. The Committee determined that it was in the best interest of our Company to award restricted stock to motivate executive officers reporting to our CEO to contribute to our growth and to continue their service with our Company following a change in the Company’s chief executive officer. Messrs. Johnson, Lowe, and Paulis were granted 4,000 shares each. The number of shares granted to each named executive officer was determined by the Committee based on its consideration of the named executive officer’s individual responsibilities and ability to significantly impact key company initiatives. Mr. Graner did not receive a restricted stock award in 2007 due to his retirement plans and the forfeiture impact such retirement would have on the award.
The 2009 stock-based awards consisted of stock options granted to executive officers under the Graco Inc. Amended and Restated Stock Incentive Plan (2006) (the “Stock Incentive Plan”). The stock option awards are designed to promote the growth of our stock price by offering officers a financial stake in the Company. As is the case with our shareholders, the options create value for executives only to the extent Graco’s stock price increases. The Committee believes executive officers having a financial stake will be motivated to put forth sustained effort on behalf of the Company’s shareholders to support the continued growth of the Company’s share price. The stock option awards also promote the interests of the Company and its shareholders through the attraction and retention of experienced and capable leaders.
The Committee typically grants stock-based awards to each executive officer at its regularly scheduled February meeting. The Board sets the February meeting date several months in advance. Under the terms of the Stock Incentive Plan, the Committee must approve all stock option grants to officers. In February 2009, executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of our common stock on the grant date, defined in the Stock Incentive Plan as the closing price of the stock on the day immediately preceding the grant date. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date. Additionally, our plan prohibits the repricing of stock options.
The number of shares covered by the stock options granted in 2009 to each executive officer was determined by reviewing competitive long-term incentive market data for each of the benchmarked executive officer positions in addition to considering Hewitt’s modified Black-Scholes value at the time of the grant. Hewitt’s modified Black-Scholes value model assumes a ten year option life and recognizes option specific terms, vesting schedules, forfeiture provisions, stock prices, volatility, and dividend yield. The Committee granted the same number of shares to each of the Management Executives, except for the CEO, given its determination that each of such officers have an approximately equal impact on our performance. The Committee considers, except in the case of the award to the CEO, the recommendation of the CEO for such awards. Other factors considered by the Committee in determining the number of stock options granted to each executive officer include the number of shares granted in previous years, our previous year’s financial performance, the dilutive effect on our shareholders, and the allocation of overall share usage attributed to executive officers.
As a result of the market analysis and Black-Scholes value computed by Hewitt in January 2009, the Committee increased the number of shares of stock options granted to Mr. McHale and the other Management Executives in 2009 because of the decrease in the Black-Scholes value when compared to 2008. The 2009 stock options granted to the executive officers have an economic value equivalent to the options granted in 2008. The grant date fair value of the options awarded calculated in accordance with U.S. accounting standards was $4.26 per share.
Effective 2010, as advised by Towers Perrin and approved by the Committee, the amount of stock option grants to executive officers will be based on the fair value as estimated using the Black Scholes option pricing model, with assumptions the same as those used for financial accounting purposes. This will provide consistency and transparency in the methodology used for our executive compensation program. All option grants in February 2010 have a grant date fair value of $7.22 per share.
Upon recommendation of the Governance Committee, the Board approved a stock holding policy for the CEO, effective February 12, 2009, by which the CEO is required to retain, until twelve months following retirement or other termination of employment, an amount equal to 50% of the outstanding net shares delivered to the CEO pursuant to awards granted under the Company’s equity programs, including, but not limited to, the exercise of Company stock options. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options, withholding taxes and other transaction costs. The foregoing Policy applies to all outstanding equity awards to the CEO whether granted before or after the effective date of the Policy. The foregoing Policy requirement shall be waived by the Company upon the effective date of (a) the CEO’s “Disability”, (b) the death of the CEO, or (c) a “Change of Control”, as those terms are defined in the Key Employee Agreement between the Company and the CEO dated December 10, 2007, as amended from time to time. The Board has delegated authority to the Company’s Governance Committee to determine whether and to what extent special circumstances may warrant the grant by the Committee of an exception, hardship or otherwise, to the foregoing holding requirements.
Compensation of Individual Named Executive Officers
Mr. McHale
President and Chief Executive Officer
Mr. McHale’s base salary as of December 2008 fell below the market median of the 2008 Hewitt Survey for a chief executive officer of manufacturing companies with similar sales volumes. Effective January 1, 2009, the Committee increased his base salary 3.5 percent to $641,700 to bring Mr. McHale’s base salary closer to the market median and recognize him for his successful completion of certain strategic initiatives. The increase was in line with the Market Projection Surveys. After the salary adjustment, his base salary still fell below the market median. Based on the 2009 net sales and EPS actual results, the Committee awarded Mr. McHale an $81,228 cash bonus award under the Executive Officer Annual Bonus Plan. This represented 12.7 percent of his target award. However, given the 2009 Market Conditions, Mr. McHale declined to accept any bonus payout and received no cash bonus for 2009. As a result, his actual total cash compensation for 2009 fell below the market median of the 2009 Towers Perrin Survey, which is the most current market survey selected and used by the Committee.
In February 2009, the Committee granted Mr. McHale a stock option for 225,000 shares. In reaching its decision, the Committee considered the 2008 Hewitt Survey market data for the 50th and 75th percentiles and adjusted his award based on “run rate” considerations. “Run rate” is defined as the rate at which a company issues equity compensation and it is calculated by dividing the stock options granted annually by the number of common shares outstanding. As a result of company performance and the foregoing decisions by the Committee, Mr. McHale’s 2009 total direct compensation fell below the market median of the 2009 Towers Perrin Survey for a chief executive officer of manufacturing companies with similar sales volume.
In December 2009, at Mr. McHale’s request, the Committee approved no increase to Mr. McHale’s base salary for 2010 because of the 2009 Market Conditions. Mr. McHale’s 2010 base salary is below the market median of the 2009 Towers Perrin Survey. His target annual cash incentive payout remains unchanged at 100 percent of his base salary, which approximates the market median target of the 2009 Towers Perrin Survey. In February 2010, the Committee awarded Mr. McHale an option for 143,000 shares. The Committee based its award decision on performance, market data and run rate considerations. Mr. McHale’s 2010 target total direct compensation is below the market median of the 2009 Towers Perrin Survey.
Mr. Graner
Chief Financial Officer and Treasurer
Mr. Graner’s base salary as of December 2008 fell below the market median of the 2008 Hewitt Survey for a chief financial officer of manufacturing companies with similar sales volumes. Effective January 1, 2009, the Committee increased his base salary 6 percent to $344,500 to bring it closer to the market median and recognize him for his contributions during the year. Based on the 2009 net sales and EPS actual results, the Committee awarded Mr. Graner a $30,525 cash bonus award under the Executive Officer Bonus Plan. This represented 12.7 percent of his target award. His actual total cash compensation for 2009 fell below the market median of the 2009 Towers Perrin Survey for a chief financial officer of manufacturing companies with similar sales volume.
In February 2009, the Committee granted Mr. Graner, along with the other Management Executives, a stock option for 47,000 shares. The Committee determined the stock option award for each executive based on an equivalent economic value of the 2008 grant and slightly reduced each award due to run rate considerations. The Committee granted the same number of shares of stock options to each of the Management Executives for their overall contributions to our performance in 2008. The Committee believed this approach would equally motivate the executives and drive team behavior. However, this approach may result in variances to market by position. As a result of company performance and the foregoing decisions by the Committee, Mr. Graner’s 2009 total direct compensation fell below the market median of the 2009 Towers Perrin Survey.
In December 2009, the Committee approved no increase to Mr. Graner’s base salary for 2010 because of the 2009 Market Conditions and because his base salary is at the market median of the 2009 Towers Perrin Survey. His target annual cash incentive payout remains unchanged at 70 percent of his base salary, which is above the market median target of the 2009 Towers Perrin Survey. The target annual incentive design reflects our high performance standards when establishing performance targets in a typical year. The above market median target bonus is balanced with capping the maximum bonus upside at 150 percent of target when compared to a common market practice of 200 percent.
In February 2010, the Committee awarded Mr. Graner an option for 45,000 shares. The Committee based its award decision on performance, market data and run rate considerations. Mr. Graner’s 2010 target total direct compensation approximates the market median of the 2009 Towers Perrin Survey.
Mr. Paulis
Vice President and General Manager, Europe
The base salary for Mr. Paulis, who is employed by Graco N.V., our wholly owned subsidiary, as of December 2008 fell below the market median of the 2008 Hewitt Survey. The Committee used survey benchmark data for a country manager, and applied a 20 percent premium to account for the additional scope of his responsibilities. Mr. Paulis has accountability for our entire European operations rather than only one specific country. Effective January 1, 2009, the Committee increased his base salary 3.5 percent to bring it closer to the market median and recognize him for his performance during the year. Mr. Paulis also received a 4.5 percent cost of living index adjustment mandated by the Belgium government. These salary adjustments brought his base pay to €243,512, which still fell below the market median of the 2008 Hewitt Survey. Based on the 2009 net sales and EPS actual results, the Committee awarded Mr. Paulis a €20,387 cash bonus award under the Executive Officer Bonus Plan. This represented 12.7 percent of his target award. His actual total cash compensation for 2009 was below the market median of the 2009 Towers Perrin Survey for a profit center head with similar sales volume. Our independent executive consultant at Towers Perrin used a profit center head survey match for Mr. Paulis because it more accurately reflects the scope of his responsibilities.
In February 2009, the Committee granted Mr. Paulis, along with the other Management Executives, a stock option award for 47,000 shares, as explained above. As a result of company performance and the foregoing decisions by the Committee, Mr. Paulis’s 2009 total direct compensation was above the market median of the 2009 Towers Perrin Survey.
In December 2009, the Committee approved no increase to Mr. Paulis’s base salary for 2010 because of the 2009 Market Conditions and his base salary is above the market median of the 2009 Towers Perrin Survey. There is no cost of living indexation adjustment mandated by the Belgium government for 2010. Mr. Paulis’s target annual cash incentive payout remains unchanged at 70 percent of his base salary, which is above the market median target for reasons explained above. In February 2010, the Committee awarded Mr. Paulis an option for 30,000 shares. The Committee based its award decision on performance, market data and run rate considerations. Mr. Paulis’s 2010 target total direct compensation is above the market median of the 2009 Towers Perrin Survey.
Mr. Johnson
Vice President and General Manager, Contractor Equipment Division
Mr. Johnson’s base salary as of December 2008 was above the market median of the 2008 Hewitt Survey for a division chief executive officer of manufacturing companies. His highly competitive base compensation is based on key factors such as long tenure, strong past performance, and individual contributions to the Company. Effective January 1, 2009, the Committee increased Mr. Johnson’s base salary 3.5 percent to $309,635. The increase was in line with the Market Projection Surveys and recognized him for his performance during the year. Based on the 2009 net sales and EPS actual results, the Committee awarded Mr. Johnson a $27,436 cash bonus award under the Executive Officer Bonus Plan. This represented 12.7 percent of his target award. His actual total cash compensation for 2009 fell below the market median of the 2009 Towers Perrin Survey for a profit center head of manufacturing companies. The Towers Perrin Survey’s profit center head match encompasses similar scope of responsibilities to that of the Hewitt Survey’s division chief executive officer match.
In February 2009, the Committee granted Mr. Johnson, along with the other Management Executives, a stock option award for 47,000 shares, as explained above. As a result of company performance and the foregoing decisions by the Committee, Mr. Johnson’s 2009 total direct compensation approximated the market median of the 2009 Towers Perrin Survey.

In December 2009, the Committee approved no increase to Mr. Johnson’s base salary for 2010 because of the 2009 Market Conditions and his base salary is above the market median of the 2009 Towers Perrin Survey. Mr. Johnson’s target annual cash incentive payout remains unchanged at 70 percent of his base salary, which is above the market median target for reasons explained above. In February 2010, the Committee awarded Mr. Johnson an option for 30,000 shares. The Committee based its award decision on performance, market data and run rate considerations. Mr. Johnson’s 2010 target total direct compensation is above the market median of the 2009 Towers Perrin Survey.
Mr. Lowe
Vice President and General Manager, Industrial Products Division
Mr. Lowe’s base salary as of December 2008 approximated the market median of the 2008 Hewitt Survey for a division chief executive officer of manufacturing companies. Effective January 1, 2009, the Committee increased Mr. Lowe’s base salary 3.5 percent to $262,912. The increase was in line with the Market Projection Surveys and recognized him for his performance during the year. Based on the 2009 net sales and EPS actual results, the Committee awarded Mr. Lowe a $23,296 cash bonus award under the Executive Officer Bonus Plan. This represented 12.7 percent of his target award. His actual total cash compensation for 2009 fell below the market median of the 2009 Towers Perrin Survey for a profit center head of manufacturing companies. The Towers Perrin Survey’s profit center head match encompasses similar scope of responsibilities to that of the Hewitt Survey’s division chief executive officer match.
In February 2009, the Committee granted Mr. Lowe, along with the other Management Executives, a stock option award for 47,000 shares, as explained above. As a result of company performance and the foregoing decisions by the Committee, Mr. Lowe’s 2009 total direct compensation fell below the market median of the 2009 Towers Perrin Survey.
In December 2009, the Committee approved no increase to Mr. Lowe’s base salary for 2010 because of the 2009 Market Conditions and his base salary is within a competitive range of the 2009 Towers Perrin Survey median data. Mr. Lowe’s target annual cash incentive payout remains unchanged at 70 percent of his base salary, which is above the market median target for reasons explained above. In February 2010, the Committee awarded Mr. Lowe an option for 30,000 shares. The Committee based its award decision on performance, market data and run rate considerations. Mr. Lowe’s 2010 target total direct compensation is above the market median of the 2009 Towers Perrin Survey.
Benefits and Perquisites
In an effort to attract and retain talented employees, we offer retirement, health and welfare programs competitive within our local markets (the “Benefit Programs”). The only Benefit Programs offered to our U.S. executive officers, either exclusively or with terms different from those offered to other eligible employees, include the following:
•	Restoration Plan. Since the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan. This plan is a nonqualified excess benefit plan designed to provide retirement benefits to eligible participants in the United States as a replacement for those retirement benefits reduced under the Graco Employee Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code.
•	Supplemental Long-term Disability Program. Each U.S. executive officer is enrolled in an individual executive long-term disability plan under which Graco pays the premiums. Each plan provides the executive with a monthly disability benefit of up to $21,800 in the event of long-term disability.
•	Other Perquisites. We provide few other perquisites to our executive officers. We reimburse our U.S. Management Executives for certain financial planning expenses to encourage the executives to maximize the value of their compensation and benefit programs. In 2009, the maximum amount reimbursable for financial planning was $10,000 for the CEO and $7,000 for all other U.S. Management Executives. In order to motivate the executives to receive appropriate preventative medical care to support their continued health and productivity, we offer executive officers in the United States an executive physical examination program through the Mayo Clinic. This program provides a physical examination every three years for executives under age 40, every other year for executives from age 40 through 49, and every year for executives age 50 and older. Executives may be reimbursed and/or receive a tax gross-up for certain limited spousal travel and entertainment events. Mr. Paulis, our named executive officer employed by Graco N.V., is also eligible for benefits and perquisites consistent with those offered to other Graco N.V. management employees.

Severance and Change of Control Arrangements
We have entered into key employee agreements with the CEO and each of the named executive officers, the terms of which are described below under “Change of Control and Post Termination Payments.” The Committee believes it is in the best interests of our Company and its shareholders to design compensation programs that:
•	Assist our Company in attracting and retaining qualified executive officers;
•	Assure our Company will have the continued dedication of our Company’s executive officers in the event of a pending, threatened or actual change of control;
•	Provide certainty about the consequences of terminating certain executive officers’ employment;
•	Protect our Company by obtaining non-compete covenants from certain executive officers that continue after their termination of employment not involving a change of control; and
•	Obtain a release of any claims from those former executive officers.
Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or service is terminated involuntarily by our Company without cause prior to a change of control or if, within two years after a change of control, the executive officer’s employment or service is terminated involuntarily by the Company without cause or the executive officer resigns for good reason. The current form of key employee agreement was approved by the Committee in December 2007 after reviewing the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto. In particular, the Committee reviewed Hewitt’s most recent “Executive Severance Arrangements Not Related to a Change in Control” and “Executive Change of Control Arrangements” surveys regarding the form and amount of benefits and severance terms provided by companies to their executive officers. Additionally, the Committee reviewed information collected from publicly available information about severance practices at companies in Graco’s peer group.
The Committee believes it is imperative to diminish any potential distraction of the executive officers by the personal uncertainties and risks created by a pending or threatened change of control. By offering an agreement that will financially protect the executive officer in the event his or her employment or service is involuntarily terminated or terminated by the executive officer for good reason following a change of control, the Committee believes each executive officer’s full attention and dedication to our Company will be enhanced to assist in the evaluation of a proposed change of control, and complete a change of control transaction and facilitate an orderly transition in the event of a change of control. In the event of a change of control of our Company, the agreements provide benefits only if the executive officer’s employment or service is terminated involuntarily without cause or if the executive officer resigns for good reason, including by reason of material demotion, decrease in compensation, relocation or increased travel, within two years after the change of control. The Committee believes this “double-trigger” approach is most consistent with the objectives described above. The Committee believes a termination by an executive officer for good reason may be conceptually the same as termination by our Company without cause, and that a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. Thus, the key employee agreements provide severance benefits in the case of resignation for good reason following a change of control.
The Committee believes it is important to attract and retain our executive officers by agreeing to provide certain benefits if the executive officer’s employment or service is terminated without cause prior to a change of control. In addition, the Committee believes these benefits are appropriate to compensate these executive officers for agreeing not to work with competitors for a specified period of time following termination of employment, and that compensation enhances the enforceability of these non-compete covenants. The Committee also believes we benefit from obtaining a release of any claims from these former executive officers and the severance payments provide consideration for obtaining the release.
Our equity awards for executive officers and certain key managers provide for accelerated vesting, or lapse of restrictions, upon a change of control. The Committee believes that acceleration upon a change of control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount we may deduct with respect to each of our named executive officers. This limitation does not apply to compensation that qualifies as

“performance-based compensation.” Annual cash incentives meeting certain conditions and stock option awards constitute performance-based compensation and will generally be fully deductible. The Committee believes all compensation paid to the executive officers for fiscal year 2009 will be deductible for federal income tax purposes. However, the Committee reserves the flexibility to approve elements of compensation for specific officers in the future that may not be fully deductible when the Committee deems the compensation appropriate in light of its philosophies.
Report of the Management Organization and Compensation Committee
The Management Organization and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Management Organization and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Members of the Management Organization and Compensation Committee
Mr. Jack W. Eugster, Chair
Mr. J. Kevin Gilligan
Mr. Lee R. Mitau
Ms. Marti Morfitt
Summary Compensation Table
The table below summarizes the total compensation paid to or earned by our CEO, our chief financial officer (“CFO”) and our three other most highly compensated executive officers (collectively with our CEO and CFO, the “Named Executive Officers” or “NEOs”; individually a “Named Executive Officer” or “NEO”), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) during the fiscal year ended December 25, 2009(1).

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Patrick J. McHale	2009	641,700	—	—	958,185	—	174,000	11,854	1,785,739
President and Chief Executive	2008	620,000	—	—	1,257,480	—	230,000	17,593	2,125,073
Officer	2007	370,393	—	—	1,169,178	216,021	91,000	11,643	1,858,235
James A. Graner	2009	357,750	520	—	200,154	30,525	16,000	23,596	628,545
Chief Financial Officer and	2008	297,077	—	—	326,945	—	167,000	20,232	811,254
Treasurer	2007	330,750	—	—	271,098	111,146	356,000	18,125	1,087,119
Simon J.W. Paulis[9]	2009	339,455	—	—	200,154	28,419	86,083	104,176	758,287
Vice President and General	2008	340,747	—	—	251,496	—	78,308	95,834	766,385
Manager, Europe	2007	254,681	30,000	156,520	271,098	108,853	67,645	85,498	974,295
Dale D. Johnson	2009	309,635	—	—	200,154	27,436	154,000	14,142	705,367
Vice President and General	2008	299,164	—	—	251,496	—	222,000	22,583	795,243
Manager, Contractor Equipment	2007	289,047	—	156,520	271,098	130,755	185,000	19,117	1,051,537
Division
David M. Lowe	2009	262,912	—	—	200,154	23,296	52,000	21,756	560,118
Vice President and General Manager, Industrial Products Division
(1)	Also includes information with respect to the fiscal years ended December 28, 2007 and December 26, 2008 for those NEOs serving in such capacity during those fiscal years.
(2)	The salary amounts reflect regular base salary earned in the year including any base salary deferred. Mr. Graner’s salary amount for 2007 included an accrued vacation payment as a result of his intention to retire at the time. His salary amount for 2009 included an accrued vacation payment elected by him as provided by the terms of the Company’s vacation policy applicable to all eligible employees.
(3)	Bonus includes any anniversary service awards or discretionary bonuses or awards made under the CEO Award Program.
(4)	The amounts reported in the Stock Awards Column represent the aggregate grant date fair value of restricted stock granted in the fiscal year. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, and Note H to the Consolidated Financial Statements in our Company’s 2009 Annual Report on Form 10-K.
(5)	The amounts reported in the Option Awards Column represent the aggregate grant date fair value of stock options granted in the fiscal year, as estimated for financial accounting purposes. Information concerning the assumptions used in accounting for equity awards may be found in Item 8, Financial Statements and Supplementary Data, and Note H to the Consolidated Financial Statements in the Company’s 2009 Annual Report on Form 10-K.
(6)	The amounts represent awards earned under the Executive Officer Annual Incentive Bonus Plan or the Executive Officer Bonus Plan, as applicable, including any amount that was deferred. The Executive Officer Annual Incentive Bonus Plan has a 100 percent of base salary target payout and a 150 percent of base salary maximum payout. The Executive Officer Bonus Plan has a 70 percent of base salary target payout and a 105 percent of base salary maximum payout. See narrative preceding the Grants of Plan-Based Awards table found on page 29. At its February 12, 2010 meeting, the Committee certified that the NEOs who participated in the Executive Officer Bonus Plan for 2009 were entitled to a payout at 12.7 percent of target payout opportunity. Each of those NEOs received a bonus payment equal to 8.9 percent of his established base salary paid in 2009. Given the 2009 Market Conditions, Mr. McHale declined any bonus award and did not receive a payment for 2009, which was 12.7 percent of his established base salary.
(7)	The amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate change in the actuarial present value of the NEOs accumulated benefit under the qualified Graco Employee Retirement Plan, and nonqualified excess benefits plan known as the Graco Inc. Restoration Plan as follows: Mr. McHale: $43,000 (qualified pension) and $131,000 (nonqualified restoration); Mr. Graner: $34,000 (qualified pension) and $18,000 (nonqualified restoration); Mr. Johnson: $91,000 (qualified pension) and $63,000 (nonqualified restoration); and Mr. Lowe: $37,000 (qualified pension) and $15,000 (nonqualified restoration). The amount shown for Mr. Paulis reflects the change in present value of $84,104 attributable to the fully insured pension through Swiss Life N.V. and the change in present value of $1,979 attributable to the sector pension plan.
(8)	The amounts shown in the All Other Compensation column for 2009 reflect the following for Messrs. McHale, Graner, Johnson, and Lowe:

	Mr. McHale	Mr. Graner	Mr. Johnson	Mr. Lowe

Employee Investment Plan Matching Contribution	$7,219	$7,350	$7,350	$7,350
Other Perquisites	4,635	16,246	6,792	14,406

Total	$11,854	$23,596	$14,142	$21,756

The Other Perquisites consist of company-provided incremental cost for long-term disability coverage, financial planning, executive physical and tax gross-ups. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount.
The amount shown in the All Other Compensation column for 2009 reflect the following for Mr. Paulis:

Insurance Premium for Pension, Medical, and Life	$65,833
Incremental Cost for Long Term Disability Coverage	10,344
Metal Trade Sector Retirement Contribution	1,697
Other Perquisites	26,302
Total	$104,176
The Other Perquisites for Mr. Paulis consist of car related and miscellaneous expenses. None of these individual perquisite categories exceeded the greater of $25,000 or 10 percent of the total perquisite amount. Benefits provided to Belgium employees are very different than those provided to employees based in the United States; however, Mr. Paulis receives benefits similar to those provided to all other Belgium management employees.

(9)	Amounts for Mr. Paulis reflect an average exchange rate of 1.394 dollar-to-euro for 2009.

Grants of Plan-Based Awards in 2009
On February 13, 2009, the Committee awarded a non-qualified stock option to each executive officer, including the NEOs, under the Stock Incentive Plan. The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of common shares covered by the stock option granted to each NEO. Each option has a 10-year term and becomes exercisable in equal installments over four years, beginning with the first anniversary of the grant date.
Under the Executive Officer Annual Incentive Bonus Plan, the payout to Mr. McHale, upon achievement of applicable financial measures, ranges from a minimum of 12.5 percent to a maximum of 150 percent of his earned base salary.
Under the Executive Officer Bonus Plan, the payout to the eligible NEOs, upon achievement of applicable financial measures, ranges from a minimum of 8.75 percent to a maximum of 105 percent of their earned base salary.
Grants of Plan-Based Awards for Fiscal Year Ended December 25, 2009

					All Other
		Estimated Future Payouts Under			Option		Closing
		Non-Equity Incentive Plan			Awards:		Market	Grant Date
		Awards			Number of	Exercise or	Price of	Fair Value of
					Securities	Base Price	Common	Stock or
					Underlying	of Option	Stock on	Option
	Grant	Threshold(1)	Target	Maximum	Options	Awards(2)	Grant Date(2)	Award(3)
Name	Date	($)	($)	($)	(#)	($/sh)	($/sh)	($)

Patrick J. McHale	2/13/2009				225,000	20.80	21.00	958,185
		80,213	641,700	962,550
James A. Graner	2/13/2009				47,000	20.80	21.00	200,154
		30,144	241,150	361,725
Simon J.W. Paulis	2/13/2009				47,000	20.80	21.00	200,154
		28,064	224,509	336,763
Dale D. Johnson	2/13/2009				47,000	20.80	21.00	200,154
		27,093	216,745	325,117
David M. Lowe	2/13/2009				47,000	20.80	21.00	200,154
		23,005	184,038	276,058

(1)	The amounts represent bonus awards upon attainment of threshold performance for one of the two financial measures (i.e., corporate net sales and corporate EPS).

(2)	The Stock Incentive Plan requires the exercise price of an option to be the fair market value of the shares on the date of the grant. The fair market value of the shares is defined as the last sale price on the day preceding the date of grant, unless otherwise determined by the Committee. The Committee has not changed this definition.

(3)	The aggregate grant date fair value of the award was calculated in accordance with U.S. accounting standards using a value per share of $4.26.
Outstanding Equity Awards at Fiscal Year Ended December 25, 2009
The following table summarizes the outstanding equity awards held by each Named Executive Officer on December 25, 2009.

			Option Awards				Stock Awards
			Number of Securities Underlying		Option		Number of
			Unexercised Options(1)		Exercise	Option	Shares of	Market Value of
			(#)	(#)	Price	Expiration	Unvested	Unvested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Restricted Stock	Restricted Stock(6)

Patrick J. McHale	2/13/2009	(2)	0	225,000	20.80	2/13/2019
	2/15/2008	(2)	37,500	112,500	35.90	2/15/2018
	6/14/2007	(2)	37,500	37,500	40.53	6/14/2017
	2/16/2007	(2)	11,250	11,250	41.36	2/16/2017
	2/17/2006	(2)	16,875	5,625	40.68	2/17/2016
	2/18/2005	(2)	22,500	0	38.13	2/18/2015
	2/20/2004	(2)	27,000	0	27.91	2/20/2014
	2/21/2003	(2)	22,500	0	17.34	2/21/2013
	2/22/2002	(2)	12,656	0	18.39	2/22/2012
	2/23/2001	(2)	8,436	0	11.71	2/23/2011
James A. Graner	2/13/2009	(2)	0	47,000	20.80	2/13/2019
	2/15/2008	(2)	9,750	29,250	35.90	2/15/2018
	2/16/2007	(2)	11,250	11,250	41.36	2/16/2017

			Option Awards				Stock Awards
			Number of Securities Underlying		Option		Number of
			Unexercised Options(1)		Exercise	Option	Shares of	Market Value of
			(#)	(#)	Price	Expiration	Unvested	Unvested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Restricted Stock	Restricted Stock(6)

	2/17/2006	(2)	16,875	5,625	40.68	2/17/2016
	2/18/2005	(2)	15,000	0	38.13	2/18/2015
	2/20/2004	(2)	18,000	0	27.91	2/20/2014
	2/21/2003	(2)	18,000	0	17.34	2/21/2013
	2/22/2002	(2)	11,250	0	18.39	2/22/2012
	2/23/2001	(2)	11,250	0	11.71	2/23/2011
Simon J.W. Paulis	2/13/2009	(2)	0	47,000	20.80	2/13/2019
	2/15/2008	(2)	7,500	22,500	35.90	2/15/2018
	2/16/2007	(2)	11,250	11,250	41.36	2/16/2017
	2/17/2006	(2)	16,875	5,625	40.68	2/17/2016
	2/20/2004	(2)	6,750	0	27.91	2/20/2014
	12/07/2007	(4)					4,000	119,840
Dale D. Johnson	2/13/2009	(2)	0	47,000	20.80	2/13/2019
	2/15/2008	(2)	7,500	22,500	35.90	2/15/2018
	2/16/2007	(2)	11,250	11,250	41.36	2/16/2017
	2/17/2006	(2)	16,875	5,625	40.68	2/17/2016
	2/18/2005	(2)	22,500	0	38.13	2/18/2015
	2/20/2004	(2)	27,000	0	27.91	2/20/2014
	2/21/2003	(2)	27,000	0	17.34	2/21/2013
	2/22/2002	(2)	22,500	0	18.39	2/22/2012
	2/23/2001	(2)	45,000	0	11.71	2/23/2011
	2/09/2000	(3)	55,938	0	9.09	2/09/2010
	12/07/2007	(4)					4,000	119,840
David M. Lowe	2/13/2009	(2)	0	47,000	20.80	2/13/2019
	2/15/2008	(2)	7,500	22,500	35.90	2/15/2018
	2/16/2007	(2)	11,250	11,250	41.36	2/16/2017
	2/17/2006	(2)	16,875	5,625	40.68	2/17/2016
	2/18/2005	(2)	22,500	0	38.13	2/18/2015
	2/20/2004	(2)	22,500	0	27.91	2/20/2014
	2/21/2003	(2)	22,500	0	17.34	2/21/2013
	2/22/2002	(2)	16,875	0	18.39	2/22/2012
	2/23/2001	(2)	16,875	0	11.71	2/23/2011
	2/24/2000	(5)	25,312	0	9.09	2/24/2010
	12/07/2007	(4)					4,000	119,840

(1)	All data reflect the three-for-two stock splits distributed on June 6, 2002 and March 30, 2004.
(2)	These options have a 10-year term and become exercisable in equal installments over four years, beginning with the first anniversary of the grant date.
(3)	These options have a 10-year term and become exercisable in equal installments over five years, beginning with the second anniversary of the grant date.
(4)	Each stock grant has a 3-year term and becomes fully vested on the date that is three years after the grant.
(5)	These options have a 10-year term and become exercisable on the third anniversary of the grant date.
(6)	Market value determined using the closing market price of $29.96 per share of common stock on December 24, 2009.
Option Exercises and Stock Vested in 2009
The following table summarizes the options exercised by each Named Executive Officer in 2009.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Patrick J. McHale	6,327	123,187
James A. Graner	—	—
Simon J.W. Paulis	—	—
Dale D. Johnson	—	—
David M. Lowe	25,312	374,184

Change of Control and Post-Termination Payments
Summary of Key Employee Agreement
The Key Employee Agreement provides for payment of the following benefits if the employment of a Management Executive is terminated involuntarily by the Company without Cause (as defined below) prior to a Change of Control (as defined below):
•	Pro-rata bonus for year of termination based on actual performance;

•	Severance pay equal to one times (two times for CEO) base salary plus bonus based on the target level of performance for the year of termination, payable over the severance period;

•	Continued medical, dental and life insurance for the severance period;

•	Outplacement services; and

•	Reimbursement of reasonable legal fees incurred to enforce the agreement.
The Key Employee Agreement provides for payment of the following benefits if, within two years after a change of control, an executive officer’s employment is terminated involuntarily by the Company without cause or if the executive officer resigns for good reason:
•	Pro-rata bonus for year of termination based on performance at the target level;

•	Severance pay equal to two times (three times for CEO) the sum of base salary plus bonus based on the target level of performance for the year of termination, payable in a lump sum six months after the termination date or over the severance period (if the change of control does not conform to the requirements of Internal Revenue Code Section 409A);

•	Continued medical, dental and life insurance for the severance period;

•	Attribution of two years (three years for CEO) service credit for purposes of nonqualified excess benefit pension plan;

•	Reimbursement of reasonable legal fees incurred to enforce the agreement; and

•	Gross-up of income taxes, and excise taxes related to such gross-up payment, due under the “excess parachute” provisions of the Internal Revenue Code, subject to a reduction of benefits of up to $25,000 to avoid such taxes.
The definition of “Change of Control” in the Key Employee Agreements generally includes: (i) acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30 percent or more of voting power or common stock, subject to certain exceptions; (ii) change of 50 percent or more of the Board members, without Board approval; and (iii) consummation of a merger or other business combination unless our Company’s shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied.
As used in the Key Employee Agreement, “Cause” means: (i) conviction of, or guilty or no contest plea to, any felony or other criminal act involving moral turpitude; (ii) gross misconduct or any act of fraud, disloyalty or dishonesty related to or connected with the executive officer’s employment or otherwise likely to cause material harm to our Company or its reputation; (iii) a willful and material violation of our Company’s written policies or codes of conduct; (iv) wrongful appropriation of our Company’s funds or property or other material breach of the executive officer’s fiduciary duties to our Company; or (v) the willful and material breach of the Key Employee Agreement by the executive officer.
As used in the Key Employee Agreement, “Good Reason” means: (i) assignment of duties materially inconsistent with, or other material diminution of, the executive officer’s position, duties or responsibilities as in effect immediately prior to the change of control; (ii) material reduction, in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the executive officer in effect immediately prior to the change of control; (iii) relocation of the executive officer to a location more than 50 miles from where the executive officer was based immediately prior to the change of control, or requiring the executive to travel to a substantially greater extent; or (iv) failure by our Company to assign the Key Employee Agreement to a successor.

Under the Key Employee Agreement, the Management Executive officers agree to protect our Company’s confidential information, and not to compete with our Company or solicit employees for two years after termination of employment (or, if the executive officer’s employment is terminated involuntarily other than for Cause prior to a change of control, the non-compete covenant may expire after the executive officer is no longer receiving severance payments). The non-compete restriction does not apply if the executive officer’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within two years after a change of control. In order to receive severance, the executive officer must sign a release of claims in favor of our Company and be in compliance with the terms of the Key Employee Agreement. The term of the Key Employee Agreement is three years, followed by automatic annual renewals, unless either party gives six months notice of non-renewal.
Except as indicated above with respect to the CEO, the same form of agreement was provided to all executive officers, except that (i) an executive officer who is a resident of a foreign country will receive a version of the agreement that has been modified as necessary to take into account local laws and prevent the duplication of any benefits and (ii) an executive officer who does not report directly to the CEO nor serves on the executive management team will only be entitled to the foregoing severance benefits upon termination following a change of control, as described above, and will not be required to agree to the form of non-competition and non-solicitation provisions applicable to other executive officers, but will be required to sign our Company’s standard employee confidentiality and intellectual property agreement.
Other Compensation and Benefits Payable Upon a Change of Control or Certain Terminations
Each Named Executive Officer is eligible for the benefits described in this section as part of our Company’s standard practice or policy; however, the benefits are not triggered by any specific termination reason. Incremental amounts for each of these benefits are disclosed in the Summary Compensation Table, Potential Payments Upon Termination or Following a Change of Control Table, or Pension Benefits table.
Pursuant to the Executive Officer Annual Incentive Bonus Plan and the Executive Officer Bonus Plan, each participant is eligible to receive a prorated bonus based on the amount of base salary earned during the fiscal year and the bonus percentage actually paid for that year for a termination due to death, disability or retirement. Unvested stock option awards provided to any executive officer will automatically accelerate and the options will become fully vested in the event of a change of control of our Company or if the employee is terminated due to death, disability or retirement. All unvested restricted stock provided to any executive officer will automatically be accelerated and fully vested in the event of a change of control of our Company or if the employee is terminated due to death or disability.
Participants in the Graco Employee Retirement Plan and the Graco Inc. Restoration Plan are entitled to receive the accumulated pension benefits over their lifetime, over a specific defined time or at the time of their retirement. These amounts are reflected in the Present Value of Accumulated Benefit column of the Pension Benefits table.
Upon any termination of employment, all employees are eligible to receive payment for any credited but unused vacation time. Each Named Executive Officer would receive reimbursement for any miscellaneous travel and spousal travel perquisites and associated tax gross-up payments when incurred during the fiscal year.
The following Table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all salaried employees, provided upon a change of control or termination of employment for each of the Named Executive Officers calculated as if the change of control or termination of employment had occurred on December 25, 2009.
Potential Payments Upon Termination or Following a Change of Control at December 25, 2009

	Involuntary (Not for Cause)
	or Good Reason
	Termination Following	Involuntary (Not for
	Change of Control(1,5)	Cause) Termination(2,5)	Retirement(3,5)	Death(3,5)	Disability(4,5)
Name	($)	($)	($)	($)	($)

Patrick J. McHale	8,824,221	2,680,214	86,100	86,100	337,296

James A. Graner	2,578,504	704,407	105,100	105,100	334,504

Simon J.W. Paulis	1,795,099	580,613	799,961	1,387,919	900,986

Dale D. Johnson	1,777,208	673,374	133,800	253,640	462,164

David M. Lowe	1,508,451	487,145	27,700	147,540	326,816

(1)	The amounts represent aggregated payments if a change of control and qualifying termination of employment occurred on December 25, 2009, which include:
a.	Severance payment under the Key Employee Agreement. Upon certain terminations of employment within two years following a change of control, Mr. McHale is entitled to a severance payment equal to three times his base salary and target annual bonus and the other NEOs are entitled to two times their base salary and target annual bonus.

b.	The intrinsic value (or spread between the exercise and market price) of the stock options and restricted stock awards whose exercisability would be accelerated. The value of restricted stock awards is determined by multiplying that closing market price of $29.96 per share of common stock by the number of restricted shares, and the value of accelerated stock options is determined by multiplying the number of unvested options by the difference between that closing share price and the option exercise price.

c.	Annual incremental qualified pension and restoration benefit amount. Actuarial annual retirement benefit amount of the accumulated benefit and the accompanying valuation method and assumptions applied for the qualified Graco Employee Retirement Plan and the nonqualified Graco Inc. Restoration Plan may be found in the Pension Benefits Table and the accompanying narrative on page 36. The incremental benefit amount was determined using additional pay and earnings based on December 25, 2009 base pay and target bonus amounts. The change of control annual retirement benefit amount providing for additional years of service credit is calculated as of the earliest possible benefit commencement date. Assuming a December 25, 2009 termination date, current year bonus would be paid in accordance with the Annual Incentive Plans. See Non-Equity Incentive Plan Compensation column and accompanying footnotes in the Summary Compensation Table on page 27.

d.	Gross-up of income taxes and related excise taxes.

e.	The value of other benefits (post employment health care premiums and life insurance premiums).
(2)	Reflects two years of base salary and target annual bonus for Mr. McHale; twelve months of base salary and target annual bonus for the other NEOs. Should our Company elect to extend the non-compete duration beyond twelve months, the payment amount for the NEOs, except for Mr. McHale, would increase.

(3)	On December 4, 2008, Mr. Graner’s SERP benefit was amended to provide for a present value lump sum payout to Mr. Graner in January 2009. The lump sum payout was $75,598. Upon payout, all other benefit payment obligations to Mr. Graner under the SERP ceased.

(4)	Assumes NEO is not age 65 and disabled for a full calendar year. Benefit reflects an annualized amount that would be paid on a monthly basis and would cease if NEO reaches their social security normal retirement age or is no longer disabled.
(5)	Applicable terms and conditions for Mr. Paulis upon Termination or Following a Change of Control:
a.	Involuntary (Not for Cause) or Good Reason Termination Following Change of Control
i.	The health and dental, life, and retirement values represent eighteen months of premiums that will be provided to Mr. Paulis upon a change of control event. Mr. Paulis is expected to continue his coverage through the insurer using these payments to pay the premium.

ii.	Under Belgium law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance and the value of the local obligation is less than what he would receive under his U.S. Key Employee Agreement (KEA) such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a change of control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.
b.	Involuntary (Not for Cause) Termination - Under Belgium law, Mr. Paulis may be entitled to certain monetary payments and/or benefits as a result of his termination of employment. To the extent that he is entitled to severance and the value of the local obligation is less than what he would receive under his KEA, such value will be set off against the payment obligations of his KEA. This condition holds true regardless of whether the termination follows a change of control or involuntary (not for cause) termination. The provisions of his KEA have been followed to calculate the amounts shown in the Table.

c.	Retirement - The amount reflects the lump sum payable to Mr. Paulis upon his normal retirement date. $786,840 is attributable to the fully insured benefit provided to him by Swiss Life N.V. and $13,121 is attributable to the sector pension plan.

d.	Death - The insured pension for Mr. Paulis provides a specific benefit in the event of death before retirement, which is different from and in lieu of the normal retirement benefit. The benefit amount in event of death before retirement is four times annual salary and is paid instead of the amount payable at normal retirement age, not in addition to any retirement benefit. This benefit formula is used for all Belgian employees covered under this policy.

e.	Disability - This number reflects the lump sum payable from the pension plan due to disability of $590,121, plus the annual disability benefit payable through the disability contract of $191,025.

f.	Exchange Rates - All amounts in this table reflect an average exchange rate of 1.394 dollar-to-euro for 2009.
Retirement Benefits
Graco Employee Retirement Plan (1991 Restatement)
The Graco Employee Retirement Plan (The “Retirement Plan”) is a funded defined benefit plan designed to coordinate with Social Security benefits to provide a basic level of retirement benefits for all eligible employees. Eligible executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of our eligible employees. Each of the U.S. named executive officers is eligible for benefits under the Retirement Plan.
Benefits for those eligible under the Retirement Plan consist of a fixed benefit, which is designed to provide retirement income at age 65 of 43.5 percent of a participant’s average monthly compensation, less 18 percent of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of the five consecutive highest years’ cash compensation during the last ten years of service, divided by sixty. The Retirement Plan defines eligible cash compensation as base salary, holiday pay, income earned outside of the United States but paid in the United States, annual bonus, CEO award, sales incentive, area differential, short-term disability payments, vacation pay, paid out accrued vacation, deferrals made under a cash or deferred agreement under Code Section 401(k), contributions to a plan established under Code Section 125, and transit and parking reimbursements made under Code Section 132. Benefits under the Retirement Plan vest upon five years of benefit service.
Normal retirement age is defined as age 65 or age 62 with at least 30 years of service. Early retirement is available to participants age 55 with 5 years of vesting service. The monthly amount of a participant’s benefit when retiring prior to age 65, or age 62 with less than 30 years of benefit service, will be reduced by one-half of one percent (0.5%) for each month by which a participant’s pension benefit is to begin prior to the participant turning age 65. If a participant continues in employment with the Company after his Normal Retirement Date, payment of the benefit shall be suspended for each calendar month during which the participant continues employment.
The default form of pension benefit is a single life annuity that provides a monthly benefit for the life of the participant. A participant may elect an optional form of payment. The optional forms available are survivor annuity form or a term certain form. A survivor annuity form is an annuity that is payable monthly to and for the lifetime of the participant with a survivor annuity that is payable monthly after the participant dies to and for the lifetime of a participant’s designated joint annuitant in an amount equal to 50 percent, 66 2/3 percent, 75 percent or 100 percent (as elected by the participant) of the amount payable during the joint lives of the participant and the designated joint annuitant. The value of the amounts payable in the survivor annuity form shall be actuarially equivalent to the value of the amounts payable in the single life annuity form. Term certain form is a form of annuity that is payable monthly to and for the lifetime of the participant or, if longer, for 120 or 180 months, as elected by the participant before his pension is to begin.
Graco Inc. Restoration Plan (2005 Statement)
Because the Internal Revenue Code (“Code”) limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, we have established the Graco Inc. Restoration Plan (the “Restoration Plan”). This plan is a nonqualified excess benefit plan, designed to provide retirement benefits to eligible executives as a replacement for the retirement benefits limited under the Retirement Plan by operation of Section 415 and Section 401(a)(17) of the Code or who have experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan. The Restoration Plan provides comparable level retirement benefits as a percentage of compensation as those provided to other employees.
An employee that is a participant in the Retirement Plan, and has experienced a legislative reduction in benefits under the Graco Employee Retirement Plan due to limitations imposed by Section 415 of the Code, Section 401(a)(17) of the Code, or who has experienced a reduction in benefits due to participant contributions to the Graco Deferred Compensation Plan (2005 Restatement), and is selected for participation, is eligible to participate in the Plan.
Benefits under the Restoration Plan supplement the benefit under the Retirement Plan. The Restoration Plan will pay to a participant as a benefit the amount by which the benefit under the Retirement Plan is exceeded by the benefit to which the participant would have been entitled under the Retirement Plan if the benefit limitations under Section 415 of the Internal Revenue Code and the compensation limitations of Section 401(a)(17) of the Internal Revenue Code did not apply. The Restoration Plan provides for the following default forms of distribution. If the participant is single at the time distribution of a participant’s benefit is to commence, the participant’s benefit is to be paid in a single life annuity. If the participant is married at the time distribution of a participant’s benefit is to commence, a participant’s benefit is to be paid in the form of a joint and survivor annuity. The joint and survivor annuity will be paid over the life of the participant and the participant’s spouse, with a reduced annuity paid to the survivor after the death of the participant or the participant’s spouse. Alternatively, a participant may elect any of the distribution options available under the Graco Employee Retirement Plan or a lump sum option. A participant may elect to change the form of distribution to one of the optional forms of distribution. If the participant’s form of payment prior to electing one of the alternate forms is an annuity and the alternate form elected is an actuarially equivalent annuity, the benefit will commence on the same date that the benefit would have been paid but for the election to change the form. If a participant wishes to elect the lump sum option or any option which does not meet the conditions listed above, the election will not take effect until the date that is twelve months after the date on which the participant made the election and the distribution will be delayed for at least five years after the distribution would have otherwise been made absent the election.
A participant’s benefit will commence on the first day of the month after the later of (i) the date the participant attains age 62, or (ii) the participant separates from service. In the case of a distribution to a specified employee (as defined in Section 409A of the Internal Revenue Code), where commencement is based on the specified employee’s separation from service, the date that the distribution will commence will be the first day of the month following the date that is six months after the specified employee’s separation from service.
If the value of a participant’s benefit under the Restoration Plan is $10,000 or less as of the date the benefit of the participant is to commence, the benefit will be paid in a single lump sum. There is no cap on the maximum benefits under the Restoration Plan.
The actuarial present values of accumulated benefits as of December 31, 2009 for both the Retirement Plan (1991 Restatement) and Restoration Plan (2005 Restatement) are reflected in the Present Value of Accumulated Benefit Column of the Pension Benefits for 2009 table below. The actuarial present values are based on the valuation method and the assumptions applied in the calculations.
Supplemental Executive Retirement Plan
The Company established a Supplemental Executive Retirement Plan (“SERP”) for Mr. Graner in 1994, which provided him with $10,000 per year guaranteed payable for ten years via 120 monthly installments following his retirement. The plan acknowledged that Mr. Graner may retire on the first of any month coincident with or following the completion of five years of service and attainment of age 55. At its December 4, 2008 meeting, the Committee approved a present value lump sum payout of the future benefit amount payable to Mr. Graner in 2009 to avoid the ongoing administrative and legal expense associated with the maintenance of a single participant plan. The payout amount was $75,598. Upon payout, all other benefit obligations to Mr. Graner under the plan ceased.
Belgium
The Company provides all employees with Group Insurance/Benefits Plan for the benefit of Graco N.V. Each employee of Graco N.V. is provided with a group insurance benefit that provides retirement, life and disability benefits.
The pension benefit provides for a retirement benefit payable the first of the month following the employee’s 65th birthday. The employee has three payment options: a lump sum, an annuity in life only form, or conversion to another product offered by the insurance company. The employee pays one-third of the premium and Graco N.V. pays two-thirds of the premium.
The life insurance benefit provides a payout of four times annual salary in the event of death prior to retirement. The premium for this benefit is paid by Graco N.V.
The disability coverage consists of an insured annual benefit equal to 10 percent of the annual salary limited to the AMI-Benefits ceiling, plus 70 percent of the excess. In case of occupational accident, the employee will be entitled to an annual disability benefit, equal to 70 percent of the part of the annual salary that exceeds the ceiling. Mr. Paulis’ disability benefit is approximately U.S. $177,000. The premium is paid by Graco N.V.
All Graco N.V. employees have a sector retirement plan known as Sector Pension Plan Agoria. Graco N.V. is part of the Metal Trade sector. This additional retirement plan provides for retirement beginning the first day of the month following the employee’s 65th birthday. The retirement benefit will be paid as a one-time lump sum. Graco N.V. pays the monthly premium.
Pension Benefits at Fiscal Year Ended December 25, 2009

				Present Value of	Payments During Last
		Years Credited Service		Accumulated Benefit(1), (6)	Fiscal Year
Name	Plan Name	(#)		($)	($)

Patrick J. McHale	Graco Employee Retirement	20.1		318,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	20.1		554,000	—
	Plan (2005 Statement)
James A. Graner(2)	Graco Employee Retirement	35.8		1,115,000	75,598 (5)
	Plan (1991 Restatement)
	Graco Inc. Restoration	35.8		1,116,000	—
	Plan (2005 Statement)
Simon J.W. Paulis(3)	Group Insurance/Benefit	N/A	(4)	496,920	—
	Plan for the benefit of
	Graco N.V.
	Sector Pension Plan Agoria	N/A	(4)	10,136	—
Dale D. Johnson(2)	Graco Employee Retirement	33.9		787,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	33.9		1,036,000	—
	Plan (2005 Statement)
David M. Lowe	Graco Employee Retirement	14.9		244,000	—
	Plan (1991 Restatement)
	Graco Inc. Restoration	14.9		188,000	—
	Plan (2005 Statement)
(1)	For details regarding the assumptions, please refer to the Graco Inc. 2009 Annual Report on Form 10-K, Part II, Item 8 Financial Statements and Supplementary Data.
(2)	Mr. Graner and Mr. Johnson are eligible for early retirement benefits under the Retirement Plan and Restoration Plan.
(3)	The pension benefits provided to Mr. Paulis are provided by insured contracts through Swiss Life N.V.
(4)	Both the Group Insurance Benefit Plan and Sector Pension Plan are insurance contracts funded by premium contributions. As such, years of credited service are not a factor in determining the benefit amount.
(5)	Lump sum payout to Mr. Graner of present value amount for SERP.
(6)	Benefits for both the Retirement Plan and the Restoration Plan are based on either age 65 or the earliest date the NEO would receive unreduced benefits. Messrs. Graner and Johnson are eligible for unreduced benefits upon reaching age 62.
Nonqualified Deferred Compensation
The Graco Deferred Compensation Plan (2005 Statement) (the “Deferred Compensation Plan”) is a nonqualified, unfunded, deferred compensation plan intended to meet the requirements of Section 409A of the Internal Revenue Code. Our Company has purchased insurance contracts on the lives of certain employees who are eligible to participate in the Restoration Plan and the Deferred Compensation Plan (2005) to fund the Company’s liability under these plans. These insurance contracts are held in trust and are available to general creditors in the event of the Company’s insolvency. This plan was adopted following the freezing of the Graco Inc. Deferred Compensation Plan (1992 Restatement) effective December 31, 2004. Only a select group of management and highly compensated employees are eligible for the current Deferred Compensation Plan.

A participant in the Deferred Compensation Plan may elect to defer one percent to 50 percent of his or her base salary or advance sales incentive and/or one percent to 100 percent of his or her annual bonus and year-end sales incentive award. The Deferred Compensation Plan uses measurement funds to value the performance of the participants’ accounts. Participants can select one or more measurement funds and allocate their accounts in whole percentages. Participants have the ability to change their measurement funds on a daily basis. Participants are fully vested in the funds credited to their account at all times.
Upon enrollment in the Plan, the participant elects the year distributions are to begin and the form of distribution. The participant may elect a one-time change to the year in which the distribution is to begin. A change will delay the first distribution date for at least five years after the date the distributions would have begun under the original election. Participants have the ability to select between the following distribution forms: lump sum or annual installments for five, ten or fifteen years. In the event of a separation from service, the account will be distributed as soon as administratively possible on the January next following the date of separation from service. For a specified employee (as defined by Code Section 409A) distributions where the timing of the distribution is based on a separation from service, the date of distribution will be the first of the month following the date that is six months after the date the specified employee separated from service.
Effective December 31, 2004, Graco froze the Graco Inc. Deferred Compensation Plan (1992 Restatement). A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) could have deferred one percent to 25 percent of his or her base salary or advance sales incentive and/or one percent to 50 percent of his or her annual bonus and year-end sales incentive award. The Graco Inc. Deferred Compensation Plan (1992 Restatement) was amended August 1, 2007 to use the same measurement funds as provided for in the Graco Deferred Compensation Plan (2005 Statement).
A participant in the Graco Inc. Deferred Compensation Plan (1992 Restatement) is eligible for distribution upon his or her retirement on or after the date the participant attains age 55 and completes at least five years of service. The monthly amount of a participant’s benefit will be determined by dividing their account balance by the number of months of the payout period that was irrevocably selected by the participant upon enrollment or the number of months necessary to provide a minimum monthly payment of $1,000.
As of December 25, 2009, no executive officers were contributing to the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in Last	Aggregate	Balance at Last
	Last Fiscal Year(1)	Last Fiscal Year	Fiscal Year(2)	Withdrawals/Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

James A. Graner	0(3)	—	7,509	—	249,009

(1)	The executive contributions have been included in the Salary column of the Summary Compensation Table.
(2)	The measurement funds available under the Graco Deferred Compensation Plan (2005 Statement), and their annualized returns as of December 31, 2009, were as follows:

Fund	Asset Category	Ticker	Rate of Return
			(%)

Columbia Acorn USA Z	Small Growth	AUSAX	41.49
Wells Fargo Stable Return G	Stable Value	DSRF1	3.09
American Funds EuroPacific Gr R4	Foreign Large Blend	REREX	39.13
American Funds Grth Fund of Amer R5	Large Growth	RGAFX	34.91
Vanguard Small Cap Index	Small Blend	VSCIX	36.4
Vanguard Institutional Index	Large Blend	VINIX	26.63
Western Asset Core Plus Bond Instl	Intermediate Bond	WACPX	26.2
Hotchkis & Wiley Core Value	Large Blend	HWCIX	37.46
Vanguard Total Bond Mkt Index	Intermediate Bond	VBMFX	5.93

     (3) Mr. Graner did not contribute to the Graco Deferred Compensation Plan (2005 Statement) during 2009.
CEO Succession Planning
Our Board is responsible for reviewing and approving, upon recommendation of the Management Organization and Compensation Committee, management’s succession plan for key executive positions and for establishing a succession plan for our chief executive officer position. Our Management Organization and Compensation Committee is responsible for reviewing and making recommendations to the Board on the executive management organization. Annually, our CEO, together with our Vice President, Human Resources, present to our Board an overview of our talent management program and processes, including the identification of key individuals, their readiness for certain executive positions, and development actions to be taken to prepare them for these positions over a period of time. In addition, our Board annually reviews and discusses succession planning for our chief executive officer position. In doing so, the Board considers our Company’s current and future business and leadership needs, the identification of candidates who may be able to serve as our principal executive officer in an emergency, the development of potential candidates who may be able to serve as our principal executive officer in the longer-term, and progress made by those potential candidates in their development over the past year. Our Board has access to senior executives and key managers from time to time through presentations to the full Board and one-on-one meetings with individual directors.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under our Company’s various stock option and purchase plans as of December 25, 2009.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	[excluding securities
Plan Category	warrants and rights	rights	reflected in column (a)]

Equity compensation plans approved by security holders	4,226,373	28.44	3,637,743
Equity compensation plans not approved by security holders(1)	586,829	32.84	—

Total	4,813,202	28.98	3,637,743

(1)	The Company has maintained one plan that did not require approval by shareholders. The Employee Stock Incentive Plan (“ESIP”) is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Under this plan, the option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of the grant. Authorized shares remaining under the ESIP were cancelled as of April 21, 2006, with future grants to be made under the Amended and Restated Stock Incentive Plan (2006), or the Graco Inc. 2010 Stock Incentive Plan, if approved by our shareholders at the Meeting.
BENEFICIAL OWNERSHIP OF SHARES
Director and Executive Officer Beneficial Ownership
The following information, furnished as of February 16, 2010, indicates beneficial ownership of the common shares of our Company by each director, each nominee for election as director, the named executive officers and by all directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

		Percent of	Phantom
	Amount and Nature of	Common Stock	Stock
Name of Beneficial Owner	Beneficial Ownership(1,2,3)	Outstanding(4)	Units

William J. Carroll	43,796		12,852
Jack W. Eugster	33,750		7,468
J. Kevin Gilligan	35,000		14,495
James A. Graner(2,5)	212,653		—
Dale D. Johnson	248,098		—
David M. Lowe(5)	279,110		—
Lee R. Mitau	83,763		35,392
Patrick J. McHale(2)	328,504		—
Marti Morfitt	63,450		20,637
Simon J.W. Paulis	79,631		—
William G. Van Dyke	66,402		22,446
R. William Van Sant	22,750		9,849
All directors and executive officers as a group (19 persons)(5, 6)	2,096,929	3.40%

(1)	Includes 1,409,615 shares with respect to which executive officers, and 256,779 shares with respect to which non-employee directors, have a right, as of April 16, 2010, to acquire beneficial ownership upon the exercise of vested stock options.
(2)	Excludes the following shares as to which beneficial ownership is disclaimed: (i) 348,748 shares owned by the Graco Employee Retirement Plan, as to which Messrs. McHale, Graner and Lowe share voting and investment power as members of the Company’s Benefits Finance Committee; and (ii) 17,207 shares held by The Graco Foundation, as to which Messrs. McHale and Lowe share voting and investment power as a director.
(3)	Beneficial ownership excludes units shown as phantom stock units, held by each individual non-employee director listed as of February 16, 2010. Upon termination of the director’s service on the Board, the non-employee director will be paid the balance in his or her deferred stock account through the issuance of Graco shares, either in a lump sum or installments, by January 10 of the year following the separation of non-employee director from service. The information in this column is not required by the rules of the Securities Exchange Commission because the phantom stock units carry no voting rights and the non-employee director has no right or ability to convert the phantom stock to common stock within 60 days of February 16, 2010. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors have in our Company.
(4)	Less than 1 percent if no percentage is given.
(5)	Mr. Graner pledged 36,609 shares of Graco common stock for lines of credit and a margin loan. Mr. Lowe pledged 73,302 shares of Graco common stock for a line of credit.
(6)	If the shares referred to in footnote 2 above, as to which one or more directors and designated executive officers share voting power were included, the number of shares beneficially owned by all directors, nominees for election as director and executive officers would be 2,462,884 shares, or 4.0 percent of the outstanding shares.
Principal Shareholder Beneficial Ownership
The following table identifies each person or group known to our Company to beneficially own as of December 31, 2009, more than 5 percent of the outstanding common stock of the Company, the only class of security entitled to vote at the Annual Meeting.

Name and address of	Amount and Nature of		Percent
Shareholder	Beneficial Ownership		of Class

Mairs and Power, Inc.(1) 332 Minnesota Street W-1520 First National Bank Building St. Paul, MN 55101	3,237,177	(2)	5.4%

Capital World Investors(1) A Division of Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	3,100,000		5.2%
(1)	Based on information of beneficial ownership as of December 31, 2009 included in a Schedule 13G filed by each shareholder on or before February 16, 2010.
(2)	Mairs and Power, Inc. has sole voting power of 2,368,000 shares, shared voting power over 0 shares and sole dispositive power over all 3,237,177 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Company’s executive officers, directors, and 10 percent shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.
Based upon its review of the reports and any amendments made thereto furnished to our Company, or written representations that no reports were required, management believes that all reports were filed on a timely basis by reporting persons during and with respect to 2009.
RELATED PERSON TRANSACTION APPROVAL POLICY
In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company is a participant and in which a related person has a direct or indirect interest, other than the following:
•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person;” and

•	Transactions generally available to all employees or all shareholders of our Company on the same terms.
The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if it is not practicable to approve the transaction before commencement, the transaction will be submitted to the Audit Committee or chair of the Audit Committee for ratification as soon as possible. The Audit Committee or its Chair will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:
•	The benefits to our Company;

•	The impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction and whether they are fair to our Company;

•	Whether the terms are available to unrelated third parties or to employees generally; and

•	Whether the transaction is material to the Company.
The Audit Committee or its Chair may, in its or his sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person following certain procedures designated by the Audit Committee or its Chair.
PROPOSAL 3
PROPOSAL TO APPROVE THE
GRACO INC. 2010 STOCK INCENTIVE PLAN
Introduction
On February 12, 2010, the Company’s Board of Directors approved the 2010 Stock Incentive Plan (the “2010 Plan”) upon recommendation of the Management Organization and Compensation Committee. The new 2010 Plan provides for issuance of up to 5,100,000 shares of Graco common stock. Upon shareholder approval of the 2010 Plan, no further awards will be granted under the Graco Inc. Amended and Restated Stock Incentive Plan (the “Current Plan”), which is the plan currently used to grant equity-based awards to employees and non-employee directors. Instead, all future grants of equity-based awards to the Company’s employees and non-employee directors will be made under the 2010 Plan.
The Current Plan was originally adopted in 2001 and most recently amended and restated in 2006, and provided for issuance of an aggregate of 7,375,000 shares of Graco common stock, following adjustments for stock splits that occurred during the term of the Current Plan. As of December 25, 2009, 2,166,214 shares of Graco common stock remained available for issuance under the Current Plan. Except as described below, the 2010 Plan operates in a manner substantially similar to the Current Plan.
Key Features of the 2010 Plan Proposal
1.	The key terms of the 2010 Plan are essentially identical to the terms of the Current Plan approved by the Company’s shareholders at the 2006 Annual Meeting, which was approved by holders of over 80% of the shares that voted on that proposal The differences between the 2010 Plan and the Current Plan are described below.

2.	The 2010 Plan will enable the Company to continue to attract key talent to the organization while providing long-term incentives that are competitive within the industry.

3.	Grants under the Current Plan are, based upon current proposals and historical data, estimated to have an average annual burn rate of approximately 2 percent. The Company’s burn rate is calculated as the number of shares granted during a year under the Current Plan, divided by the number of weighted average common shares outstanding at the end of the year.

4.	Upon approval by the shareholders, all future equity-based grants to employees and non-employee directors will be made under the 2010 Plan and no further grants will be made under the Current Plan.

5.	Restricted stock, restricted stock units and performance awards payable in shares shall be counted as two shares against the total shares authorized for issuance under the 2010 Plan.

6.	The 2010 Plan contemplates the issuance of performance-based awards that are tied to certain financial measures. As a result of shareholder approval of the 2010 Plan, which includes the financial measures described below, these awards will qualify for the exemption from the $1 million limitation on the deductibility of compensation paid to certain covered employees.

7.	The Company intends to continue its long-standing policy of opportunistically repurchasing shares to offset dilution resulting from issuance of shares under the 2010 Plan.
The Company’s Philosophy on Equity Compensation
For many years, Graco’s management has believed strongly that a more performance-oriented culture would create shareholder value. As a result, a number of programs were put in place to expand employee stock ownership and directly tie the Company stock performance to employee compensation. In addition to the Current Plan and predecessor stock incentive plans, the Company sponsors the Graco Inc. Employee Stock Purchase Plan, which promotes employee stock ownership at all levels of Graco.
The Board believes that over the years, the Company’s stock option plans have contributed to Graco’s success in attracting and retaining skilled management personnel, as well as aligning the interests of management and employees with the interests of shareholders. The Company believes this performance-based culture has contributed to the Company’s strong financial performance and increased shareholder value. The Company’s relative recent financial performance is reflected in the fact that, as of December 31, 2009, the Company’s one-year total shareholder return is in the top half of its Global Industry Classification Group. The cumulative total shareholder return of the Company over at least the last five years has outperformed the Dow Jones Industrial Machinery Index.
The Board strongly believes that the Company’s stock programs, including the Current Plan, have been integral to the Company’s success in the past and will be important to the Company’s ability to achieve consistently superior performance in the years ahead. Therefore, approval of the new 2010 Plan that will replace the Current Plan going forward is an important factor in motivating management and employees to achieve future growth plans.
Impact on Shareholder Dilution
Share usage from stock plans has not translated into net shareholder dilution because the Company has a long-standing practice of buying back more shares than the compensation shares issued. As described above, the Company’s stock repurchases have historically served to mitigate the dilution from equity-based compensation programs, and the Company expects similar repurchase activity in the future.

Since the Current Plan was last approved by shareholders in 2006, the Company has issued approximately 28,500 shares of restricted stock, 836,497 shares upon exercise of stock options and 40,565 shares to non-employee directors in lieu of cash compensation. As of December 25, 2009, 3,912,596 shares were reserved for issuance upon exercise of outstanding options and 2,166,214 shares remained available for future awards under the Current Plan. The Current Plan will cease to be available for future grants following approval of the 2010 Plan.
The Board monitors the potential shareholder dilution and “overhang” represented by outstanding employee equity awards and shares available for future grant. Based on the approximate number of shares outstanding on the record date, the Company’s fully-diluted overhang as of December 25, 2009, is stated below. This ratio assumes that this proposal is approved by shareholders. The Board believes that this rate is in line with Graco’s peer group of companies.

Fully-Diluted Overhang =	Outstanding Awards + Shares Available for Grant Common Shares Outstanding + Outstanding Awards + Shares Available for Grant	10.4%
In addition to reviewing the Company’s overhang, the Board also considers the Company’s “burn rate.” The Company’s burn rate is calculated as the number of shares underlying stock options granted during a year under the Current Plan, divided by the number of weighted average common shares outstanding at the end of the year. The three-year average burn rate for the three-year period ended December 25, 2009, which is the average of the burn rates in each of the last three years, was approximately 1.7 percent.
Based on current plans for granting equity compensation, which are consistent with past practices under both the Current Plan and the 2010 Plan, the Board expects that the 5,100,000 shares authorized for issuance under the 2010 Plan will allow the Company to continue granting equity compensation for approximately four to five years. As a result of the Company’s ongoing share repurchase program, the Board believes that the net impact on shareholder dilution will not be significant.
Changes from Current Plan
The proposed 2010 Plan is similar to the Current Plan, but includes the following changes:
•	Eliminates the ability to grant reload options.

•	In addition to prohibiting repricings of options or stock appreciation rights through amendment, cancellation or replacement grants, the 2010 Plan prohibits repricings through cash buyouts.

•	Requires restricted stock, restricted stock units and performance awards payable in shares to count as two shares against the total shares available for issuance under the Plan for every one share subject to such an award.

•	Prohibits the grant of dividend equivalents on stock options, stock appreciation rights and unearned performance awards.

•	Contemplates the grant of certain awards that would qualify as performance-based compensation under Section 162(m) of the Code.
Key Features of the 2010 Plan
A summary of the 2010 Plan appears below and the full text of the 2010 Plan is set forth as Appendix A to this Proxy Statement. The 2010 Plan has been designed to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding the deductibility of executive compensation with respect to stock options and stock appreciation rights granted under the 2010 Plan. In addition, it is intended that the 2010 Plan qualify as an incentive stock option plan meeting the requirements of Section 422 of the Code.
Shares/Stock
•	Graco Inc. common stock, par value $1.00 per share.

Eligibility
•	Any employee, officer or non-employee director of Graco or any of its affiliates.
Awards
•	Any option, stock appreciation right, restricted stock, restricted stock unit, performance award, or other stock-based award. Also includes certain dividend equivalents; however, dividend equivalents on stock options, stock appreciation rights and performance awards are not permitted.
Term
•	The 2010 Plan will expire on April 23, 2020, unless earlier terminated by the Board of Directors.
Option Exercise Price
•	Not less than 100 percent of the fair market value of a share on the date of grant.

•	Fair market value is the last sale price of Graco common stock as reported by the New York Stock Exchange on the business day immediately preceding the date upon which fair market value is being determined.
Number of Shares Authorized
•	5,100,000 shares.

•	Restricted stock, restricted stock units and performance awards shares shall be counted as two shares against the total shares authorized.

•	Shares subject to awards outstanding under the Current Plan as of the date of shareholder approval of the 2010 Plan that are not purchased or are forfeited or otherwise terminate without delivery of shares shall become available under the 2010 Plan.
Summary of the 2010 Plan
All employees, officers and non-employee directors of Graco and its affiliates are eligible to receive awards under the 2010 Plan at the discretion of the Management Organization and Compensation Committee of the Board of Directors. The Management Organization and Compensation Committee is composed solely of non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and outside directors within the meaning of Section 162(m) of the Code. The 2010 Plan is administered in accordance with the requirements for the award of “qualified performance-based compensation” under Section 162(m) of the Code.
The Management Organization and Compensation Committee has the power to designate persons eligible for awards under the 2010 Plan, interpret and administer the 2010 Plan and any award agreement, establish rules as deemed appropriate for the administration of the 2010 Plan and, subject to the provisions of the 2010 Plan and to applicable law, determine:
•	The type of award and number of shares covered by each award, provided that the term of any option or stock appreciation right cannot exceed ten years.

•	The terms and conditions of any award or award agreement.

•	The terms of exercise of any award.
The Management Organization and Compensation Committee may also amend or waive the terms and conditions of an outstanding award, but may not adjust or amend the exercise price of any outstanding stock option or stock appreciation right, except in the case of a stock split or other recapitalization pursuant to Section 4(c) of the 2010 Plan. The Management Organization and Compensation Committee may delegate some or all of its authority under the 2010 Plan to the Chief Executive Officer of the Company for purposes of designating, determining and administering awards to employees who are not officers or directors of the Company. The Chief Executive Officer may, in turn, delegate such authority to other executive officers of the Company.

The aggregate number of shares of common stock that may be issued under all awards made under the 2010 Plan will be 5,100,000. Restricted stock, restricted stock units and performance awards payable in shares of common stock shall be counted as two shares against the total shares authorized.
The Management Organization and Compensation Committee may adjust the number of shares in the case of a stock split or other recapitalization pursuant to Section 4(c) of the 2010 Plan. Shares covered by an award, which are forfeited or not purchased, will be available under the 2010 Plan again for granting future awards. Similarly, shares subject to awards outstanding under the Current Plan as of the date of shareholder approval of the 2010 Plan that are not purchased or are forfeited or otherwise terminate without delivery of shares shall also become available under the 2010 Plan. In the event that the Management Organization and Compensation Committee determines that a dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, affects Graco common stock such that an adjustment is deemed to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the 2010 Plan, the Management Organization and Compensation Committee shall make such adjustments as it deems equitable. No person eligible for awards under the 2010 Plan may, in any calendar year, be granted stock options and any other award, the value of which is based solely on an increase in the price of Graco common stock, relating to more than 450,000 shares. In addition, no person may, in any calendar year, be granted awards denominated in cash in excess of $3,000,000 or for more than 250,000 shares of Graco common stock. The number and types of awards that will be granted under the 2010 Plan are not determinable, as the Committee will make such determinations in its sole discretion. The closing market price per share of Graco common stock as of February 22, 2010 was $26.59.
Under the 2010 Plan the Management Organization and Compensation Committee may award options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents and other stock-based awards, and any combination of these; however, no dividend equivalents can be awarded on stock options, stock appreciation rights or performance awards. Generally, the consideration to be received by the Company for awards under the 2010 Plan will be the eligible persons’ past, present or expected future contributions to Graco. The 2010 Plan provides that all awards are to be evidenced by written agreements signed by the Company, containing the terms and conditions of the awards.
Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be conditioned upon the achievement of performance goals based on or more of the following performance targets: consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on assets, or earnings per share, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements.
Transfer of awards may not be made other than by will or by the laws of descent and distribution. During the lifetime of a participant, an award may be exercised only by the participant to whom the award is granted.
Subject to the provisions of the 2010 Plan or an award agreement, the Management Organization and Compensation Committee may not amend any outstanding award agreement without the participant’s consent, if the action would adversely affect the participant’s rights. The Management Organization and Compensation Committee may assist a participant in satisfying the participant’s tax withholding obligations by allowing the participant to elect to have the Company withhold shares that would otherwise be delivered upon exercise or receipt of the award or by delivering to the Company shares already owned with a value equal to the amount of the taxes.
The Board of Directors may amend or terminate the 2010 Plan, at any time, except that prior shareholder approval will be required for any amendment to the 2010 Plan that:
•	Requires shareholder approval under the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company,

•	Permits repricing of outstanding stock options or stock appreciation rights granted under the 2010 Plan, except in the case of a stock split or other recapitalization pursuant to Section 4(c) of the 2010 Plan,

•	Increases the number of shares authorized under the 2010 Plan, except in the case of a stock split or other recapitalization pursuant to Section 4(c) of the 2010 Plan,

•	Permits the award of stock options or stock appreciation rights under the 2010 Plan with an exercise price less than 100% of the fair market value of share of common stock as defined in the 2010 Plan, or

•	Without shareholder approval, would cause the Company to be unable, under the Code, to grant incentive stock options under the 2010 Plan.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2010 Plan.
Option or Stock Appreciation Right
Grant
The grant of an option or stock appreciation right is not expected to result in any taxable income for the recipient.
Exercise
Incentive Stock Option — The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction.
Nonqualified Stock Option — Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount.
Stock Appreciation Right
Upon exercising a stock appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and deductible by the Company.
Disposition
The tax consequence to a holder of an option upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a nonqualified stock option or stock appreciation right. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.
Awards Other Than Options or Stock Appreciation Rights
With respect to other awards granted under the 2010 Plan that are payable either in cash or shares of common stock that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount.
With respect to an award that is payable in shares of common stock that are restricted as to transferability and subject to a substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of common stock received (determined as of the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of common stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.
Delivery of Shares to Satisfy Tax Obligation
Under the 2010 Plan, the Management Organization and Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to the Company to satisfy federal and state tax obligations.

Shareholder Approval of 2010 Plan
The Board of Directors recommends that shareholders vote FOR approval of the 2010 Plan.
PROPOSAL 4
VOTE ON SHAREHOLDER PROPOSAL TO ADOPT MAJORITY VOTING FOR ELECTION OF DIRECTORS
California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, CA 94229-2708, beneficial owner of approximately 230,337 shares of Graco common stock as of November 5, 2009, has given notice that it intends to present for action at the Annual Meeting the following resolution:
Shareowner Proposal
          RESOLVED, that the shareowners of Graco, Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Supporting Statement
          Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal which would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.
          Under the Company’s current voting system, a director nominee may be elected with as little as his or her own affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable, because it makes it impossible to defeat director nominees who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee unsatisfactory to the majority of shareowner votes cast.
          For these reasons, a substantial number of companies already have adopted this form of majority voting. In fact, more than 66% of the companies in the S&P 500 have adopted majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation and not continue to serve unless the Board declines the resignation and publicly discloses its reasons for doing so.
          Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of votes cast. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but to heighten director accountability by raising the threat of a loss of majority support. This is what accountability is all about.
          CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests.
          Please vote FOR this proposal.
Our Board of Directors’ Response
Do you want your Board held hostage to a special interest group? Our Board has carefully considered the non-binding proposal requesting the adoption of a majority voting standard in the election of directors. This is the first shareholder proposal we have ever received. For the reasons outlined below, we do not believe that the adoption of the proposal is in the best interests of the

Company and our shareholders, employees, retirees, channel partners, and communities. We believe the plurality voting standard continues to be the best standard for electing our Company’s directors. A change in the voting standard is unnecessary and will add expense. In addition, and perhaps most importantly, it could lead to unintended and undesirable negative consequences.
Majority Voting May Have Unintended Negative Consequences - Our Board is concerned about the unintended consequences of majority voting. For example, majority voting may give undue influence to special-interest or single-issue voters who use director votes to forward their particular agendas. In addition, many institutional investors rely on voting recommendations issued by proxy advisory firms. Those proxy advisory firms often base their recommendations on single issues and apply inflexible policies. We are concerned that these recommendations are made without consideration of the performance and other circumstances of the particular corporation or the contributions of the particular director to the corporation. Indeed, our historical voting results suggest that this proposal has not been submitted based on concerns regarding the current plurality voting standard, but rather as a mass-produced proposal that is not tailored to our Company. Our Board believes it is unlikely shareholders generally want the consequence of a single-issue message to be the failure to elect a director or group of directors, especially given that the current plurality voting standard allows shareholders to register dissatisfaction by means of a “withhold” vote for one or more directors.
Implementing Majority Voting Will Increase the Time and Cost Required to Elect Directors - Effective January 1, 2010, brokers no longer have discretion to vote shares held in street name for their clients on the election of directors. As a result, if a broker does not receive voting instructions from its client, it may no longer exercise discretion to vote those shares on the election of directors, which is likely to reduce the total number of shares that vote on the election of directors. Because this is a recent rule change, we do not yet know how much this will affect the number of shares voted on the election of our directors. However, the likelihood of a lower voter turnout on the election of directors, particularly combined with a higher voting threshold, will inevitably increase the Company’s costs in connection with its annual meetings. We will take additional actions such as conducting telephone solicitation campaigns, second mailings of proxy materials or other vote-getting strategies to obtain the required vote to elect directors in routine circumstances. Our Board believes that these expenditures would be a poor use of Company resources.
We Do Pay Attention to Withhold Votes - Under the Company’s current plurality voting system, a “withhold” vote allows shareholders to express their views. We are required to report the results of voting on the election of directors in our SEC filings, and will now report those results even more prominently in a Form 8-K within four business days after our annual meeting. As a result, any director receiving a significant number of “withhold” votes will receive even more visibility than in the past. Our Nominating Committee reviews the voting results from each annual meeting and believes, based on those results, that our shareholders have never expressed concerns with our director nominees in any significant numbers.
We Have an Effective Board Structure - Our Board is held accountable and does not believe that electing directors by a different standard would result in a more effective Board. Our Governance Committee, which consists entirely of independent directors, considers a variety of factors, as described above under “Director Qualifications and Selection Process—Qualification Standards,” when nominating directors to stand for election. Other than our CEO, our Board consists solely of independent directors, as determined in accordance with the New York Stock Exchange listing standards, which means that our directors do not have any relationships that might impair their ability to challenge our management. We also have an independent Chairman of the Board, as opposed to combining the roles of Chairman of the Board and Chief Executive Officer. In addition, our shareholders have a right to submit comments and concerns to our Board as described above under “Communications With The Board.”
Our Board Process Already Ensures a High Quality of Director Nominees - The Board’s success in nominating strong, highly qualified directors is underscored by the fact that historically our shareholders have consistently elected directors with a substantial majority of the votes cast. In the last five years, all directors standing for election have received at least 87% of the shares present and entitled to vote at the annual meeting, and most received over 97%. Since these directors all received well over a majority of the votes cast on the election of directors, the implementation of a majority voting standard in any of these elections would not have impacted the outcome of the election.
Our Board is Monitoring Currently Pending Corporate Governance Developments - Our Board of Directors is mindful of the ongoing debate and developments on the subject of majority voting in the election of directors and has examined this issue. Our Board is also aware of the many other corporate governance proposals currently under consideration by Congress and the SEC, including proposed corporate governance legislation and the SEC’s consideration of proxy access, which would facilitate director nominations by shareholders. Our Board will continue to monitor these developments and will consider majority voting in the context of these other developments.
Our Board has considered this proposal and the arguments for and against majority voting and concluded that adoption of a majority voting standard at this point in time may lead to our being held hostage to a special interest group, and is unnecessary and disadvantageous to the Company and our shareholders.
Our Board of Directors recommends that shareholders vote AGAINST the shareholder proposal.
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN THE YEAR 2011
Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2011 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this Statement no later than November 11, 2010.
Any shareholder proposal for the Annual Meeting in year 2011 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by January 23, 2011 to be considered.
You are respectfully requested to exercise your right to vote as described in the Notice. In the event that you attend the meeting, you may revoke your proxy (either given by telephone, via the internet or by mail) and vote your shares in person if you wish.
OTHER MATTERS
Our Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the available form of proxy to vote the shares represented by such proxies in accordance with their best judgment.
For the Board of Directors,
/s/ KAREN PARK GALLIVAN
Karen Park Gallivan
Secretary
Dated March 11, 2010

APPENDIX A
GRACO INC.
2010 STOCK INCENTIVE PLAN
Section 1.  Purpose; Effect on Prior Plans.
          (a)      Purpose. The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to provide such persons with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.
          (b)      Effect on Prior Plans. After the date of shareholder approval of this Plan in 2010, no awards shall be granted under the Graco Inc. Amended and Restated Stock Incentive Plan (the “Prior Plan”), but all outstanding awards granted under the Prior Plan prior to or on the date of shareholder approval of this Plan shall remain outstanding in accordance with the terms thereof.
Section 2.  Definitions.
          As used in the Plan, the following terms shall have the meanings set forth below:
          (a)     “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
          (b)     “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.
          (c)     “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
          (d)     “Board” shall mean the Board of Directors of the Company.
          (e)     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
          (f)     “Committee” shall mean a committee of Directors designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
          (g)     “Company” shall mean Graco Inc., a Minnesota corporation, and any successor corporation.
          (h)     “Covered Employee” means a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code).
          (i)     “Director” shall mean a member of the Board.
          (j)     “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.
          (k)     “Eligible Person” shall mean any employee, officer, consultant, independent contractor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

          (l)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (m)     “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares for purposes of the Plan shall be the last sale price of the Shares as reported on the composite tape by the New York Stock Exchange on the date immediately preceding the date as of which fair market value is being determined or, if there were no sales of Shares reported on the composite tape on such date, on the most recent preceding date on which there were sales.
          (n)     “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
          (o)     “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
          (p)     “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option
          (q)     “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.
          (r)     “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
          (s)     “Performance Award” shall mean any right granted under Section 6(d) of the Plan.
          (t)     “Performance-Based Compensation” means an Award to a Covered Employee that is intended to constitute “performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code. Options and Stock Appreciation Rights, as well as certain other Awards conditioned upon achievement of one or more Performance Targets, granted to Covered Employees are intended to be Performance-Based Compensation.
          (u)     “Performance Targets” means one or more of the following financial measures established by the Committee for an Award intended to qualify as Performance-Based Compensation: consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on assets, or earnings per share, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements, and subject to other special rules and conditions as the Committee may establish at any time ending on or before date on which 25% of the performance period has elapsed, provided that the outcome is substantially uncertain at the time the Committee sets the Performance Targets. Any such financial measure may be stated in absolute terms or as compared to another company or companies.
          (v)     “Person” shall mean any individual, corporation, partnership, association or trust.
          (w)     “Plan” shall mean this Graco Inc. Stock Incentive Plan, as amended from time to time.
          (x)     “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
          (y)     “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
          (z)     “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.
          (aa)     “Shares” shall mean shares of Common Stock, par value $1.00 per share (as may be adjusted from time to time), of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
          (bb)     “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3.  Administration.
          (a)      Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that except as otherwise provided in Section 4(c) hereof, the Committee shall not adjust or amend the exercise price of Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, cash buyout or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, promissory notes, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, promissory notes, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.
          (b)      Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.
          (c)      Delegation of Authority. The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of designating, determining and administering Awards to Participants who are not officers of the Company, as officer is defined in Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, or Directors. The Chief Executive Officer may, in turn, delegate such authority to such other executive officer of the Company as the Chief Executive Officer may determine.
Section 4.  Shares Available for Awards.
          (a)      Shares Available. Subject to adjustment as provided in the third sentence of this Section 4(a) and in Section 4(c) of the Plan, the aggregate number of Shares which may be issued under all Awards under the Plan shall be 5,100,000; provided, however, that any Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units and Performance Awards payable in Shares shall be counted against this aggregate number as two Shares for every one Share granted. Shares to be issued under the Plan will be authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The provisions of the preceding sentence shall also apply to any awards granted under the Prior Plan that are outstanding on the effective date of the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 5,000,000, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.
          (b)      Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
          (c)      Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.
          (d)      Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards under the Plan during any calendar year, (i) with respect to an Award or Awards, the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 450,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan), (ii) denominated in cash in an amount in excess of $3,000,000 that are intended to qualify as Performance-Based Compensation, and (iii) for more than 250,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) for Awards (other than those covered by clause (i) above) that are intended to qualify as Performance-Based Compensation.
Section 5.  Eligibility.
          Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.  Awards.
          (a)      Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
          (i)       Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.
          (ii)      Option Term. The term of each Option shall be fixed by the Committee, but shall not exceed ten years from the date of grant.
          (iii)     Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
          (b)      Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. The term of a Stock Appreciation Right shall not exceed ten years.
          (c)      Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
          (i)     Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of

Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.
          (ii)     Stock Certificates; Delivery of Shares. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. After the restrictions lapse or are waived, the legended stock certificates will be returned to the Company (or its transfer agent) for cancellation and an entry reflecting the issuance of the Shares to the Participant without restrictions will be made on the books of the Company (or its transfer agent). In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units, thereby evidencing the right to receive Shares, an entry reflecting the issuance of such Shares without restrictions to the holder of the Restricted Stock Units will be made on the books of the Company (or its transfer agent).
          (iii)     Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.
          (d)      Performance Awards. The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.
          (e)      Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons with respect to Awards (other than Stock Options, Stock Appreciation Rights and Performance Awards) under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.
          (f)      Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons, subject to the terms of the Plan and any applicable Award Agreements, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
          (g)      General.
          (i)     No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such other consideration as may be determined by the Committee or required by applicable law.
          (ii)     Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
          (iii)     Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.
          (iv)     Limits on Transfer of Awards. No Award (other than Non-Qualified Stock Options, as hereinafter set forth) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.
          (v)     Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the term limitations set forth in the Plan.
          (vi)     Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
          (vii)     Performance-Based Compensation Provisions. The Committee, when it is comprised solely of two or more outside directors meeting the requirements of Section 162(m) of the Code, in its sole discretion, may designate whether any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards to be made to Covered Employees are intended to be Performance-Based Compensation. The vesting of such Awards and the distribution of cash, Shares or other property pursuant thereto, as applicable, will, to the extent required by Section 162(m) of the Code, be conditioned upon the achievement of performance goals based on one or more Performance Targets. Such Performance Targets will be selected and performance goals established by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. Following completion of an applicable performance period, the Committee shall certify in writing, in the manner and to the extent required by Section 162(m) of the Code, that the applicable performance goals based on the selected Performance Targets have been met prior to payment of the compensation, and may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.
Section 7.  Amendment and Termination; Adjustments.
          (a)      Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:
          (i)        requires shareholder approval under the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;
          (ii)       permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;
          (iii)      increases the number of shares authorized under the Plan as specified in Section 4(a);

          (iv)      permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, as prohibited by Sections 6(a)(i), 6(a)(iv) and 6(b)(ii) of the Plan; or
          (v)       without such shareholder approval, would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.
          (b)      Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof.
          (c)      Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 8.  Income Tax Withholding.
          In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the minimum statutory amount of such taxes required to be withheld by the Company or (b) by delivering to the Company certificated Shares from the Participant’s account on the books of the Company (or its transfer agent) to the Company, other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award and owned by the Participant for more than six (6) months with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is to be determined.
Section 9.  General Provisions.
          (a)      No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
          (b)      Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.
          (c)      No Rights of Shareholders. Except with respect to Restricted Stock, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.
          (d)      No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
          (e)      No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a non-employee Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

          (f)      Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
          (g)      Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
          (h)      No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
          (i)      No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
          (j)      Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.  Effective Date of the Plan.
          The Plan shall be effective upon approval by the shareholders of the Company at the annual meeting of shareholders of the Company held in 2010.
Section 11.  Term of the Plan.
          Awards shall only be granted under the Plan during a 10-year period beginning on the effective date of the Plan, unless the Plan is terminated earlier pursuant to Section 7(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.

GRACO INC.
88 11TH AVENUE N.E.
MINNEAPOLIS, MN 55413-1894
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	M19145-P88722	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRACO INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends that you vote FOR the following nominees:
1. Election of Directors	0	0	0
Nominees
01)	J. Kevin Gilligan
02)	William G. Van Dyke

		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratification of Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.	O	O	O

3.	Approval of the Graco Inc. 2010 Stock Incentive Plan.	O	O	O

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Shareholder Proposal to Adopt Majority Voting for the Election of Directors.	O	O	O

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M19146-P88722

GRACO INC.
Annual Meeting of Shareholders
April 23, 2010 1:00 p.m.
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Patrick J. McHale and James A. Graner, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Graco Inc., to be held at George Aristides Riverside Center, 1150 Sibley Street N.E., Minneapolis, Minnesota 55413, on Friday, April 23, 2010, at 1:00 p.m. Central Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
If shares are held under the Graco Employee Investment Plan (“Plan”): This proxy provides confidential voting instructions regarding these shares to the Plan Trustee who then votes the shares. Instructions must be received by 11:59 p.m. Eastern Time on April 20, 2010, to be included in the tabulation to the Plan Trustee. If instructions are not received by that date, or if the instructions are invalid because this proxy is not properly signed and dated, the shares will be voted in accordance with the terms of the Plan Document.
Continued and to be Signed on Reverse Side